Exhibit 1.2

Master Agreement

relating to certain transactions among the European Investment Bank and Inventiva SA

1 June 2026

INVENTIVA SA

and

EUROPEAN INVESTMENT BANK

Ref: L-372441

Table of contents

Contents		Page

1	Definitions and interpretation	3

2	Waiver related to the exercise of the put option and the anti-dilutive mechanisms	7

3	EIB Exit Transactions	8

4	Pre-Completion Statement – Completion Payments	10

5	Condition precedent	10

6	Completion	11

7	New EIB Warrants Issuance	13

8	Warranties of the Company	15

9	Termination	15

10	General	15

11	Jurisdiction – Governing Law	22

Schedule (B) 2022 Subscription Agreement

Schedule (D) Remaining EIB Warrants Waiver Letter

Schedule (F) New EIB Warrants Subscription Agreement

Schedule 6.2.2 Form of transfer confirmation

Schedule 8.1 Warranties of the Company

MASTER AGREEMENT

This master agreement (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Agreement”) is made on 1 June 2026 (the "Execution Date").

BETWEEN:

(1)	INVENTIVA, a société anonyme à conseil d’administration organised under French law, having its registered office at 50, rue de Dijon, 21121 Daix, France, registered with the Trade and Companies Register of Dijon under number 537 530 255, duly represented for the purpose hereof (the “Company”);

AND

(2)	EUROPEAN INVESTMENT BANK, located at 98-100, boulevard Konrad Adenauer, L- 2950 Luxembourg, Grand Duchy of Luxembourg, duly represented for the purpose hereof (the “Bank” or the “EIB”).

The Company and the Bank are hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

Whereas:

(A)	On 16 May 2022, the Company entered into a finance contract with the Bank (the “Existing Finance Contract”) pursuant to which the Bank provided a credit to the Company for an aggregate amount in principal of up to EUR 50,000,000, structured in two tranches of EUR 25,000,000 each (the “EIB Loan”).

(B)	In connection with the Existing Finance Contract, the Company and the Bank have entered into a subscription agreement for warrants on 1 July 2022 as amended on 12 August 2022 and 11 June 2024, a copy of which is attached hereto as Schedule (B) (the “2022 Subscription Agreement”), pursuant to which the Company has issued two tranches of warrants (bons de souscription d’actions) to the benefit of the EIB respectively on 17 November 2022 and 4 January 2024, giving the right to subscribe to new ordinary shares of the Company.

(C)	On the Execution Date, (i) the EIB Loan has been drawn down in full and (ii) the EIB owns 2,266,023 tranche A warrants (the “Tranche A Warrants”) and 3,144,654 tranche B warrants (the “Tranche B Warrants” and together with the Tranche A Warrants, the "EIB Warrants").

(D)	The Company is currently contemplating to fully refinance the EIB Loan as well as to rationalise its share capital structure, and has therefore proposed to the EIB to implement the following transaction (the “EIB Exit Transactions”):

(i)	the Company, as borrower, will prepay the full amount of the principal and the accrued interests related to the EIB Loan pursuant to Article 5.2 (Voluntary prepayment) of the Existing Finance Contract (the “EIB Loan Voluntary Prepayment”).

(ii)	the Bank will concurrently waive its rights to receive the Prepayment Fee (as such terms is defined in the Existing Finance Contract) and agree to limit the EIB Loan Voluntary Prepayment to the principal and accrued interests; and

(iii)	the Company will repurchase (a) all the Tranche A Warrants, i.e., 2,266,023 Tranche A Warrants, and (b) 700,000 Tranche B Warrants out of the 3,144,654 Tranche B Warrants (respectively, the “Repurchased EIB Warrants” and the “EIB Warrants Repurchase”).

(E)	In such context, the EIB will enter into a waiver letter regarding the remaining 2,444,654 Tranche B Warrants it will hold following completion of the EIB Warrants Repurchase (the “Remaining EIB Warrants”) in the form set out in Schedule (D) (the “Remaining EIB Warrants Waiver Letter”).

(F)	In addition to the foregoing, the Company has also proposed to the EIB that, if validly approved by the extraordinary general meeting of the shareholders of the Company (the “EGM”) following completion of the EIB Exit Transactions:

(i)	the Company will issue a number of new warrants (bons de souscription d’actions) equal to (a) the number of Remaining EIB Warrants at the time of such issuance (b) multiplied by 6.4130 (i.e., a maximum number of 15,677,573 new warrants) (the “New EIB Warrants”) to the benefit of the EIB, giving the right to subscribe to one (1) new ordinary share of the Company per one (1) New EIB Warrant, at a subscription price of EUR 0.01 each and an exercise price of EUR 0.01 each, pursuant to the terms and conditions of the New EIB Warrants as provided in the appendix to the subscription agreement set out in Schedule (F) (respectively, the “New EIB Warrants Subscription Agreement” and the “New EIB Warrants Issuance”); and

(ii)	the EIB will irrevocably surrender all of the Remaining EIB Warrants to the Company for cancellation, and the Remaining EIB Warrants Waiver Letter will lapse accordingly.

(the “Post-Completion Transactions”).

(G)	The determination of the number of the Repurchased EIB Warrants and of the number of New EIB Warrants to be issued has been calculated solely for the purposes of, and subject to, this Agreement and shall not be used for any other purpose.

(H)	The Parties have therefore agreed to enter into this Agreement to set forth the terms and conditions of the EIB Exit Transactions, the Remaining EIB Warrants Waiver Letter and the New EIB Warrants Issuance.

It is agreed as follows:

1	Definitions and interpretation

1.1	Definitions

Unless defined elsewhere in this Agreement, the following terms have the following meaning:

“2022 Subscription Agreement” has the meaning set forth in Recital (B).

“4th AML Directive” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing as amended, supplemented or restated.

“5th AML Directive” means Directive 2018/843 of the European Parliament and of the Council of 19 June 2018 on anti-money laundering and terrorist financing as amended, supplemented or restated.

“AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law.

“AML Directives” means the 4th AML Directive, the 5th AML Directive and the AML Criminal Law Directive.

“Arrangement Fee” means a fee of EUR 0.01 in respect of each New EIB Warrant in consideration of the Bank’s services in connection with the arrangement and administrative procedures relating to the transactions contemplated hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in France and in the Grand Duchy of Luxembourg.

“Completion” has the meaning set forth in Clause 6.1.1.

“Completion Date” means the date on which Completion shall take place in accordance with this Agreement.

“Completion Payments” has the meaning set forth in Clause 4.2.

“Connected Person” means, with respect to any Party, an entity which is Controlled by, Controlling, or under the same Control as, such Party.

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control and “Controlling” and “Controlled” shall be construed accordingly.

“EGM” has the meaning set forth in Recital (F).

“EGM Long Stop Date” means 31 October 2026, or such other date to be mutually agreed by the Parties in writing.

“EGM Resolution” means the resolution to be submitted to the EGM to authorise the board of directors (conseil d'administration) or the Chief Executive Officer of the Company to issue the New EIB Warrants to the EIB on the terms and conditions set out in this Agreement, in accordance with articles L. 225-129 et seq. and L. 228-91 et seq. of the French Code de commerce.

“EIB Loan” has the meaning set forth in Recital (A).

“EIB Loan Voluntary Prepayment" has the meaning set forth in Recital (D).

"EIB Warrants" has the meaning set forth in Recital (C).

“EIB Warrants Repurchase” has the meaning set forth in Recital (D).

“EIB Warrants Repurchase Price” has the meaning set forth in Clause 3.2.3.

“Exit Transactions Long Stop Date” means 30 June 2026, or such other date to be mutually agreed by the Parties in writing.

“Existing Finance Contract” has the meaning set forth in Recital (A).

“Existing Shares” means the 209,007,475 (two hundred nine million seven thousand four hundred seventy-five)) issued and outstanding shares of EUR 0.01 par value each in the share capital of the Company, making up the entire issued share capital of the Company as of the Execution Date and composed of 209,007,475 (two hundred nine million seven thousand four hundred seventy-five) ordinary shares.

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the European Union as defined in the PIF Directive.

“Inside Information” has the meaning ascribed to this term in article 7 of MAR with reference to the Company or its financial instruments.

“Law” means any treaty, law, statute, regulation, rule, ordinance, order or decree (including any judicial or administrative interpretation thereof) in force as of the relevant date.

“Lock-up Period” has the meaning set forth in Clause 2.2.

“MAR” means Regulation (EU) no 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended from time to time.

“New EIB Warrants" has the meaning set forth in Recital (F).

“New EIB Warrants Issuance” has the meaning set forth in Recital (F).

“New EIB Warrants Issuance Date” means the date on which the New EIB Warrants Issuance shall occur.

“New EIB Warrants Subscription” means the subscription of all the New EIB Warrants through (i) the delivery by the EIB of the subscription form, pursuant to its obligations set out in Part 3 (Completions obligations) of Schedule 2 (Signing, Issuance and Completion obligations) of the New EIB Warrants Subscription Agreement and (ii) the full payment by the EIB of the New EIB Warrants Subscription Price of such New EIB Warrant.

“New EIB Warrants Subscription Agreement” has the meaning set forth in Recital (F).

“New EIB Warrants Subscription Price” means a total amount of EUR 0.01 per New EIB Warrant.

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the European Union's financial interests by means of criminal law as amended, supplemented or restated.

“Post-Completion Transactions” has the meaning set forth in Recital (F).

“Pre-Completion Statement” has the meaning set forth in Clause 4.1.1.

“Registrar” means Société Générale Securities Services.

“Remaining EIB Warrants” has the meaning set forth in Recital (D).

“Remaining EIB Warrants Waiver Letter” has the meaning set forth in Recital (D).

“Repurchased EIB Warrants” has the meaning set forth in Recital (D).

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled , directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions).

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(i)	the United Nations, and any agency or person which is duly appointed, empowered or authorised by the United Nations to enact, administer, implement and/or enforce such measures;

(ii)	the European Union, and any agency or person which is duly appointed, empowered or authorised by the European Union to enact, administer, implement and/or enforce such measures; and

(iii)	the United States Government, and any department, division, agency, or office thereof, including the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce.

“Subsidiary” means an entity of which the Company has direct or indirect Control.

“Surviving Clauses” means Clauses 10.2, 10.6, 10.7, 10.10, and 11.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tranche A Warrants” has the meaning set forth in Recital (C).

“Tranche B Warrants” has the meaning set forth in Recital (C).

1.2	Interpretation

1.2.1	In this Agreement unless otherwise specified:

(i)	references to Articles, Clauses, paragraphs, Schedules and Appendixes are to Articles and paragraphs of, and Schedules to, this Agreement unless otherwise indicated;

(ii)	references to any French legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction to the French legal term;

(iii)	any statement which refers to the “best efforts” or “best endeavours” of a Party in respect of a given matter means that such Party has an “obligation de moyens renforcée” in respect of the matter in question.

1.2.2	The Schedules and any other attachments to this Agreement, form an integral part of this Agreement and any reference to this Agreement shall be a reference to the Agreement including the Schedules, any other attachments to this Agreement and any schedules or appendixes to these documents.

1.2.3	The headings used in this Agreement have been adopted by the Parties for ease of reference only and shall not in any event influence the meaning or interpretation of this Agreement.

1.2.4	The singular shall include the plural of any term used herein (unless the contrary is indicated) and vice versa, words denoting any gender shall include any other gender and words denoting natural persons shall include any other persons.

1.2.5	French legal terms appearing in italics in this Agreement shall prevail, as to their meaning, over the corresponding English terms, and over any other possible French translation of such English terms.

1.2.6	When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day.

1.2.7	To the extent permitted by applicable Law, each Party hereby expressly waives the provisions of articles 1190 and 1602 of the French Code civil.

1.2.8	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Execution Date.

2	Waiver related to the exercise of the put option and the anti-dilutive mechanisms

2.1	Subject to Clause 2.4 below, with effect from the Execution Date until Completion:

2.1.1	the Bank hereby irrevocably and unconditionally waives:

(i)	its rights under the Put Option, as such term is defined in the 2022 Subscription Agreement, as set out in Clause 3.7 (Put Option) of the terms and conditions of the EIB Warrants attached as Part 1 of Schedule 5 of the 2022 Subscription Agreement (the “EIB Warrants Terms and Conditions”); and

(ii)	the application of any adjustment or anti-dilution mechanism (excluding any mandatory adjustments provided by French law) as provided for in Clause 3.6 b) (Adjustment in case of change to the structure of the share capital of the Company) of the EIB Warrants Terms and Conditions. For the avoidance of doubt, the equity financing in an aggregate principal amount of at least equal to EUR 90 million as part of the New Financing as referred to in Clause 5.1.1 (Condition Precedent) shall not trigger any such adjustment or anti-dilution mechanism; and

2.1.2	in consideration for the undertakings and waivers of the Bank set out in paragraph 2.1.1 above, the Company:

(i)	hereby irrevocably waives its rights under Clause 3.8 (Call option) of Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions) of the 2022 Subscription Agreement; and

(ii)	will pay to the Bank an aggregate amount of up to EUR 9,499,607.57, corresponding to the aggregate Exercise Price (as such term is defined in the 2022 Subscription Agreement) of all of the Remaining EIB Warrants, i.e., approximately EUR 3.95 per Remaining EIB Warrant, provided that if only a portion of the Remaining EIB Warrants is actually exercised, the Company will only pay the amount corresponding to the Exercise Price (as such term is defined in the 2022 Subscription Agreement) of such portion of the Remaining EIB actually exercised.

2.1.3	The amount referred to in paragraph 2.1.2(ii) above shall only become due and payable by the Company after (i) the Lock-up Period (as defined below) and (ii) as upon an actual exercise (in whole or in part) of the Remaining EIB Warrants by the Bank (or any person acting directly or indirectly on its behalf), provided that: (i) the exercise of any or all of such Remaining EIB Warrants shall be subject to the Company’s receipt of a prior written notice of at least five (5) Business Days from the Bank or any person acting on its behalf indicating its intention to exercise the relevant Remaining EIB Warrants; and (ii) the relevant amount shall become due and shall be paid by the Company only after effective completion of the exercise of such Remaining EIB Warrants.

2.2	Subject to Clause 2.4 below, the Bank hereby irrevocably and unconditionally waives its rights to exercise the EIB Remaining Warrants pursuant to the 2022 Subscription Agreement as provided for in Clause 3.4 (Exercise Period and Exercise Price) of the EIB Warrants Terms and Conditions for a period of ninety (90) calendar days following the Execution Date (the “Lock-up Period”).

2.3	Save as expressly waived pursuant to this Clause, all other terms and conditions of the 2022 Subscription Agreement and the EIB Warrants Terms and Conditions shall remain in full force and effect without any changes or waiver, and this waiver shall not be construed as a waiver of any other rights of the Bank under, or in connection with, the EIB Warrants, the 2022 Subscription Agreement and the EIB Warrants Terms and Conditions.

2.4	Notwithstanding Clauses 2.1 and 2.2 above, if Completion does not occur on or before the Exit Transactions Long Stop Date and this Agreement is terminated in accordance with Clause 5.2.3 below, the waivers contained in Clauses 2.1 and 2.2 shall be automatically withdrawn with retrospective effect as if such waivers were never made by the Bank.

3	EIB Exit Transactions

3.1	EIB Loan Voluntary Prepayment

3.1.1	On the Completion Date, subject to the satisfaction (or waiver, as the case may be) of the condition set out in Clause 5.1.1, the Company shall implement the EIB Loan Voluntary Prepayment with value date (date de valeur) on the Completion Date at no cost and with no liability for the Bank.

3.1.2	Upon satisfaction (or waiver, as the case may be) of the condition set out in Clause 5.1.1, this Agreement shall be deemed to be a Prepayment Request (as such term is defined in the Existing Finance Contract) for all purposes under the Existing Finance Contract, with the Prepayment Amount (as such term is defined in the Existing Finance Contract) being the full amount of the EIB Loan (no Prepayment Fee (as such term is defined in the Existing Finance Contract) being applied by the Bank in such context) and the Prepayment Date (as such term is defined in the Existing Finance Contract) being the Completion Date.

3.1.3	Upon receipt by the Bank of the Voluntary Prepayment Aggregate Amount (as defined below) on the Completion Date in accordance with the provisions of this Agreement:

(i)	the EIB Loan shall be fully and finally discharged; and

(ii)	the Existing Finance Contract shall terminate (save for article 8 (Charges and expenses), article 9.4 (Non-Waiver), article 9.5 (No hardship), article 10 (law and jurisdiction, miscellaneous) and article 11 (Final Articles) of the Existing Finance Contract which shall survive the prepayment of the EIB Loan).

3.2	EIB Warrants Repurchase

3.2.1	On the Completion Date, subject to the satisfaction (or waiver, as the case may be) of the condition set out in Clause 5.1.1, simultaneously with or within a short timeframe after or prior to the Voluntary Prepayment, the Company shall repurchase from the EIB, and the EIB shall immediately sell and transfer to the Company, the Repurchased EIB Warrants, free and clear of all Encumbrances, with all rights and benefits attached or accruing to them as from the Completion Date.

3.2.2	The transfer of ownership of the Repurchased EIB Warrants shall occur on the Completion Date, subject to Completion taking place in accordance with Clause 6.

3.2.3	The aggregate repurchase price to be paid by the Company to the EIB for the EIB Warrants Repurchase (the “EIB Warrants Repurchase Price”) shall be equal to EUR 50,000,000 and consists of:

(i)	EUR 40,623,631 for the 2,266,023 Tranche A Warrants; and

(ii)	EUR 9,376,369 for the 700,000 Tranche B Warrants.

3.2.4	The EIB Warrants Repurchase Price shall not be subject to any upwards or downwards adjustment.

3.2.5	Following completion of the EIB Warrants Repurchase on the Completion Date, the Repurchased EIB Warrants shall be immediately cancelled by the Company, and the Company shall take all steps required to effect such cancellation, notably to update the securityholder’s account of the EIB on the Completion Date.

3.2.6	For the avoidance of doubt:

(i)	the Repurchased EIB Warrants may not be reissued by the Company following completion of the EIB Warrants Repurchase; and

(ii)	the Repurchased EIB Warrants shall not in any way prejudice the rights of the EIB in respect of the Remaining EIB Warrants, which shall continue to be governed by the provisions of the 2022 Subscription Agreement subject to the provisions of this Agreement and the Remaining EIB Warrants Waiver Letter until the issuance of the New EIB Warrants, as the case may be.

3.3	Remaining EIB Warrants Waiver Letter

On the Completion Date, subject to completion of, and in consideration for, the EIB Loan Voluntary Prepayment in accordance with Clause 3.1 above, and the EIB Warrants Repurchase in accordance with Clause 3.2 above, the Bank shall execute and deliver to the Company the Remaining EIB Warrants Waiver Letter.

4	Pre-Completion Statement – Completion Payments

4.1	Pre-Completion Statement

4.1.1	At the latest five (5) Business Days following notification of the satisfaction (or waiver, as the case may be) of the condition set out in Clause 5.1.1, the Bank shall deliver to the Company a written notice (the “Pre-Completion Statement”) which shall:

(i)	set out the Prepayment Amount (as such term is defined in the Existing Finance Contract) and the accrued interest due thereon (the “Voluntary Prepayment Aggregate Amount”);

(ii)	set out the EIB Warrants Repurchase Price in accordance with Clause 3.2.3 above; and

(iii)	set out all appropriate information regarding all bank accounts to which each of the Completion Payments has to be made on the Completion Date.

4.1.2	The Pre-Completion Statement shall be deemed to be the Prepayment Notice (as such term is defined in the Existing Finance Contract) set out in Article 5.2.3 (Prepayment mechanics) of the Existing Finance Contract to the Company.

4.2	Completion Payments

On the Completion Date, the Company shall make the following payments to the Bank (together, the “Completion Payments”):

(i)	pay to the Bank, by wire transfer of immediately available funds with value date (date de valeur) on the Completion Date, to the bank account of the Bank as specified in the Pre-Completion Statement, an amount equal to the Voluntary Prepayment Aggregate Amount; and

(ii)	pay to the Bank, by wire transfer of immediately available funds with value date (date de valeur) on the Completion Date, to the bank account of the Bank as specified in the Pre-Completion Statement, an amount equal to the EIB Warrants Repurchase Price.

5	Condition precedent

5.1	General

5.1.1	Completion of the EIB Exit Transactions is subject to the Company having secured a debt financing (from entities of Kreos Capital and of Claret) and/or equity financing in an aggregate principal amount at least equal to EUR 90 million (gross proceeds) (the “New Financing”).

5.1.2	The Company shall use its best efforts to obtain the satisfaction of the condition set out in Clause 5.1.1 as soon as reasonably practicable after the Execution Date.

5.1.3	Where all or part of the New Financing is raised in the form of debt:

(i)	such New Financing may only be incurred in accordance with the provisions of the Existing Finance Contract, including pursuant to Paragraph 15 (Indebtedness) of its Schedule H (General Undertakings) which such New Financing has been expressly authorised by the Bank; and

(ii)	such New Financing shall not constitute an Event of Default under the Existing Finance Contract, to the extent that the Company completes the EIB Loan Voluntary Prepayment within 45 calendar days following the date on which such New Financing is entered into, where such New Financing is entered into prior to the prepayment of the EIB Loan; and

(iii)	no drawdown under such New Financing shall be made prior to the Completion Date.

5.2	Benefit – Non-satisfaction of the Condition

5.2.1	The condition set out in Clause 5.1.1 is stipulated for the benefit of both Parties and may be waived in a written instrument executed jointly by the Bank and the Company.

5.2.2	The Company shall promptly give written notice of and provide the Bank with any document concerning the satisfaction of the condition set out in Clause 5.1.1 (or, if not satisfied, the absence of satisfaction), and in any event within two (2) Business Days of becoming aware of the same.

5.2.3	If condition set out in Clause 5.1.1 is not satisfied or waived by 11:59 p.m. on the Exit Transactions Long Stop Date, either Party may, in its sole discretion and at any time following the Exit Transactions Long Stop Date, terminate this Agreement (other than the Surviving Clauses).

5.2.4	If this Agreement is terminated or lapses pursuant to this Clause, all further obligations of the Parties hereunder, other than pursuant to the Surviving Clauses, shall terminate, provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that has occurred prior to such termination.

6	Completion

6.1	Date and place

6.1.1	Subject to Clause 5 and Clause 9, completion of the EIB Exit Transactions (“Completion”) shall take place on the tenth (10th) Business Day following the satisfaction (or waiver, as the case may be) of the condition set out in Clause 5.1.1, or at such other date as the Bank and the Company may agree in writing.

6.1.2	Unless otherwise agreed between the Bank and the Company, Completion shall take place in electronic form and not through a physical meeting.

6.2	Completion Obligations

6.2.1	On the Completion Date:

(i)	the Company shall deliver or make available to the Bank:

(a)	evidence that the Condition set out in Clause 5.1.1 has been satisfied (or waived, as the case may be);

(b)	a copy of the resolutions of the Company’s board of directors and/or a decision of the Chief Executive Officer, as the case may be, approving (x) the EIB Loan Voluntary Prepayment, (y) the repurchase of the Repurchased EIB Warrants by the Company and (z) providing for the cancellation of the Repurchased EIB Warrants;

(c)	evidence satisfactory to the Bank of the capacity and authority of each person executing a document referred to in this Agreement on behalf of the Company; and

(ii)	the Company shall pay the Completion Payments to the Bank in accordance with Clause 4.2, by wire transfer of immediately available funds with value date (date de valeur) on the Completion Date, to the bank account of the Bank as specified in the Pre-Completion Statement, and deliver proper evidence of realisation of such Completion Payments.

6.2.2	On the Completion Date, the Bank shall deliver or make available to the Company:

(i)	the duly written confirmation from the Registrar in respect of the transfer of the Repurchased EIB Warrants to the Company substantially in the form attached hereto as Schedule 6.2.2; and

(ii)	subject to completion of the EIB Loan Voluntary Prepayment in accordance with Clause 3.1 above, and the EIB Warrants Repurchase in accordance with Clause 3.2 above, the Remaining EIB Warrants Waiver Letter duly executed by the Bank.

6.3	Occurrence of Completion Obligations

6.3.1	The EIB Exit Transactions shall be deemed to have taken place when all the actions set out in Clauses 6.2.1 and 6.2.2 have been completed.

6.3.2	All matters set out under Clauses 6.2.1 and 6.2.2 taking place at Completion will be considered to take place simultaneously and no action or delivery of documents shall be deemed to have been completed until all actions and deliveries of documents required to take place on Completion pursuant to this Agreement have been fully completed.

6.4	Breach of Completion Obligations

6.4.1	The completion obligations set forth in Clause 6.2.1 are for the benefit of the Bank and may be waived in whole or in part by the Bank and the completion obligations set forth in Clause 6.2.2 are for the benefit of the Company and may be waived in whole or in part by the Company.

6.4.2	If the Company fails to comply with any obligation in Clause 6.2.1, or if the Bank fails to comply with any obligation in Clause 6.2.2, then the Company, if the defaulting party is the Bank, or the Bank, if the defaulting party is the Company, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages and/or pursue the specific performance of this Agreement (exécution forcée en nature)), by written notice to the Bank or the Company, as the case may be, served on the date set for completion (but without any need to serve any additional prior notice (mise en demeure)) to:

(i)	terminate this Agreement (other than the Surviving Clauses), without liability on its part or on the part of those on whose behalf such notice is served (résolution de plein droit);

(ii)	effect Completion so far as practicable having regard to the defaults which have occurred; or

(iii)	set a new date for Completion (not being more than ten (10) Business Days following the date originally set for Completion, the “Deferred Completion Date”), in which case (x) any reference in this Agreement to the “Completion Date” shall be deemed to be a reference to such Deferred Completion Date and (y) the provisions of Clause 6.2 shall apply to Completion as so deferred but provided such deferral may only occur once (unless otherwise agreed between the Bank and the Company).

6.5	Post-Completion obligations

The Company shall procure that the securityholder’s account of the Bank will be updated in order to reflect the transfer and cancellation of the Repurchased EIB Warrants pursuant to this Agreement and shall deliver or make available to the Bank a copy of the updated securityholder’s account as soon as practicable after Completion Date.

7	New EIB Warrants Issuance

7.1	Post-Completion Transactions Obligations

7.1.1	On or about the tenth (10th) Business Day following approval by the EGM of the EGM Resolution at the required majority under applicable Law and the Company’s articles of association (the “EGM Approval”), or at such other date as the Bank and the Company may agree in writing:

(i)	the Company shall deliver or make available to the Bank:

(a)	evidence satisfactory to the Bank of the approval of the New EIB Warrants Issuance by the Company's authorised corporate bodies, i.e., a certified copy of the resolutions of the competent body (general meeting of shareholders, board of directors and decision of the Chief Executive Officer of the Company, as the case may be) (a) approving the New EIB Warrants Issuance and (b) resolving to reserve the issuance of the New EIB Warrants to the Bank;

(b)	to the extent not included in sub-paragraph (a) above, a copy of the resolutions of the Company’s board of directors and/or a decision of the Chief Executive Officer, as the case may be, approving (a) the execution of the New EIB Warrants Subscription Agreement and (b) authorising the relevant signatories to execute the New EIB Warrants Subscription Agreement;

(c)	a certified copy of each report issued by the statutory auditors of the Company in relation to the issuance of the New EIB Warrants;

(d)	a certificate substantially in the form set out in Schedule 3 (Company Certificate) of the New EIB Warrants Subscription Agreement duly signed by the Company’s authorised representative;

(e)	to the extent not included in sub-paragraph (a) above, a copy of the Company's board of directors minutes or Chief Executive Officer’s decision acknowledging the amount of receivable held by the Bank as part of the Arrangement Fee;

(f)	a copy of the report issued by the Company's statutory auditors certifying the amount of receivable held by the Bank as part of the Arrangement Fee and to be set off against the New EIB Warrants Subscription Price;

(g)	a copy of a certificate issued by the Company’s statutory auditors evidencing the subscription to the New EIB Warrants by the Bank by way of debt set off of the New EIB Warrants Subscription Price against the Arrangement Fee;

(h)	to the extent not included in sub-paragraph (a) above, a copy of the Company's board of directors minutes or Chief Executive Officer’s decision acknowledging the subscription of the New EIB Warrants by the Bank;

(i)	a certificate of registration of the New EIB Warrants in the books of the Registrar showing that the New EIB Warrants have been issued and credited to the Bank’s securityholder’s account;

(j)	a certificate issued by the Company confirming that (i) the New EIB Warrants Subscription has not resulted in a violation of the articles of association of the Company or any agreement to which the Company is a party or any law, regulation or judgment to which it is subject and (ii) it is not aware of any governmental authority or competent jurisdiction having enacted, issued, promulgated, enforced or entered into any judgment, decision, decree, injunction or other order which prohibits consummation of the Subscription or that seeks, or has the effect of, restraining or prohibiting consummation of the New EIB Warrants Subscription; and

(k)	the updated securityholder’s account of the Bank evidencing the cancellation of the Remaining EIB Warrants;

(ii)	the Bank shall:

(a)	deliver or make available to the Company:

-	a subscription form substantially in the form set out in Part 2 (Subscription form of Warrants) of Schedule 4 (Warrants Terms and Conditions) of the New EIB Warrants Subscription Agreement duly signed by the Bank;

-	a waiver letter pursuant to which the Bank shall irrevocably surrender all of the Remaining EIB Warrants to the Company for cancellation, and confirm that the Remaining EIB Warrants Waiver Letter will lapse accordingly; and

(b)	pay the New EIB Warrants Subscription Price by way of set-off against the receivable owned by the Bank against the Company under the Arrangement Fee, which is valid, due and payable.

7.1.2	Notwithstanding the foregoing, if the EGM Approval is not obtained, for any reason whatsoever, before the EGM Long Stop Date the provisions of this Clause 7 shall automatically lapse and the New EIB Warrants shall not be issued by the Company.

7.2	Occurrence of the Post-Completion Transactions

7.2.1	The Post-Completion Transactions shall be deemed to have taken place when all the actions set out in Clause 7.1.1(i) and Clause 7.1.1(ii) have been completed.

7.2.2	All matters set out under Clause 7.1.1(i) and Clause 7.1.1(ii) will be considered to take place simultaneously and no action or delivery of documents shall be deemed to have been completed until all actions and deliveries of documents required to take place pursuant to this Agreement have been fully completed.

8	Warranties of the Company

8.1	The Company warrants to the Bank that each Company Warranty (as set out in Schedule 8.1) is at the Execution Date and will be at the Completion Date, as the case may be (by reference to the facts and circumstances existing at that time), sincere, accurate and not misleading.

8.2	Each Company Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Company Warranty or by any other provision of this Agreement.

8.3	Before the Completion Date, the Company must notify the Bank immediately if it becomes aware of a fact, circumstance or event which causes, or is likely to cause, a Company Warranty (if the Company Warranty were repeated on Completion by reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in a way that is material to the financial position of the Company and it shall clearly indicate whether or not such information is already public. Save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable Laws, the Company will not share any Inside Information with the Bank before it is disclosed to the public and the Completion Date shall be postponed until such Inside Information has been disclosed to the public.

9	Termination

9.1	Termination events

9.1.1	This Agreement may be terminated at any time prior to the Completion Date:

(i)	by mutual consent of all Parties;

(ii)	in accordance with Clauses 5.2 (Benefit - Non-satisfaction of the Conditions Precedent) and 6.4 (Breach of Completion Obligations) and subject to the conditions described therein.

9.1.2	Upon termination of this Agreement, all further obligations of the Parties hereunder, other than pursuant to the Surviving Clauses, shall terminate, provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that has occurred prior to such termination.

10	General

10.1	Further assurances

The Parties shall take all necessary measures required for the proper execution of this Agreement, including executing such documents and doing such things as the other Parties may reasonably require in order to give full effect to, and give each Party the full benefit of, this Agreement.

10.2	Confidentiality

10.2.1	Subject to Clause 10.2.2 and 10.2.5 below, each Party undertakes to the other Party that it shall not use, divulge or communicate to any person any confidential information relating to the Company or concerning the business or affairs of any other Party or any Connected Person of that other Party, and each Party shall use all reasonable endeavours to prevent the use or publication or disclosure of any such confidential information.

10.2.2	Any Party may disclose information otherwise required by Clause 10.2.1 to be treated as confidential:

(i)	in accordance with any provision of this Agreement requiring or authorising such disclosure, including in an announcement made in accordance with Clause 10.2.5;

(ii)	if and to the extent required by the laws of any relevant jurisdiction;

(iii)	if and to the extent requested by any competent regulatory or governmental body, tax authority or securities exchange in any relevant jurisdiction, whether or not the request has the force of law;

(iv)	to its professional advisers, auditors or bankers from time to time;

(v)	to any potential provider of debt or equity financings in connection with the New Financing in accordance with Clause 5.1.1;

(vi)	to any of its Connected Persons or their professional advisers, auditors or bankers, in each case from time to time;

(vii)	to any director, officer or employee of that Party or of any Connected Person of that Party if the information in question is properly and necessarily required by the individual to whom it is disclosed for the purposes of that individual's office or employment;

(viii)	if and to the extent the information is or comes into the public domain through no fault of that Party; or

(ix)	if and to the extent that the other Party has given its prior written consent to the disclosure.

10.2.3	Each Party shall ensure that any person to whom confidential information is disclosed pursuant to Clauses 10.2.2(iv), 10.2.2(v), 10.2.2(vi) or 10.2.2(vii) is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

10.2.4	Subject to Clause 10.2.5, following entering into this Agreement, neither Party may:

(i)	make or send; or

(ii)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of the Agreement, unless it has first obtained the other Party’s written permission (that permission not to be unreasonably withheld or delayed).

10.2.5	Clause 10.2.4 does not apply to an announcement or circular:

(i)	which is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(ii)	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of the Company are listed or traded (if applicable).

A Party that is required to make or send an announcement or circular in the circumstances contemplated by Clause 10.2.5(i), or 10.2.5(ii) must, before making or sending the announcement or circular, consult with each other Party and take into account each other Party's requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

10.2.6	The Company acknowledges that the Bank, because of its status as an international organisation, is subject to certain public consultation and disclosure requirements regarding projects in which it participates and accordingly agrees that the Bank shall not be prevented from disclosing information:

(i)	in accordance with any treaty or document of a similar nature binding on the Bank or pursuant to any agreement into which it entered in order to implement any law, regulation or treaty or binding document of a similar nature;

(ii)	to the members of the EIB Group, the European Commission, the European Court of Auditors, the European Anti-Fraud Office (OLAF) and/or the European Public Prosecutor’s Office (EPPO);

(iii)	to Member States of the European Union (including their representatives) or committees set up by the European Commission and/or Member States under any mandate under which the Bank operates, in order to obtain any opinion, consent, or waiver required in connection with the financing of the Company;

(iv)	to whom information is required to be disclosed in connection with and for the purposes of any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(v)	in order to protect the Bank’s interests in the course of any legal or arbitration proceedings to which the Bank is a party; and

(vi)	in accordance with the Bank’s transparency policy and anti-fraud policy (as published on the Bank’s website (www.eib.org)).

10.3	Inside Information

10.3.1	The Company shall notify the Bank in writing each time that it provides the Bank with any information which the Company considers to be an Inside Information. By way of exception to this Clause 10.3.1, any information shared with the Bank which relates to this Agreement, the New Financing, the Issuance of the New EIB Warrants or, more generally, the overall transaction and its related steps and consequences, shall not trigger the notification requirement pursuant to this Clause, provided that such information is disclosed in the context of, and for the purposes of, the implementation of the transactions contemplated hereby.

10.3.2	The Company shall also promptly inform the Bank in writing on each occasion that it considers that any Inside Information previously disclosed to the Bank has changed or has ceased to be an Inside Information or has been publicly disclosed.

10.3.3	In the absence of any such notifications, the Company will be deemed to represent to the Bank on a daily basis that any information (whether confidential or otherwise) provided by the Company does not constitute an Inside Information.

10.3.4	Where the Company has provided an Inside Information to the Bank in connection with this Agreement (in particular during an Exercise Period ((as defined in Part 1 (Terms and Conditions of Warrants) of Schedule 4 (Warrants Terms and Conditions)), it shall ensure the public disclosure of such information at the same time, in a manner complying with MAR and any other applicable French Laws, save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable French Laws (in which case the Bank would also be bound in the same terms as the Company pursuant to MAR and any other applicable French Laws).

10.4	Several liability

All undertakings and other obligations of the Bank and the Company under this Agreement shall be several and not joint (“conjoint et non solidaire”).

10.5	Assignment

10.5.1	No Party may assign all or part of its rights and obligations under this Agreement to any third party (including through sale, contribution, donation or any other transaction, including sale or contribution of a division or of a business as a whole, merger, (partial) demerger or any similar transaction) without the prior written consent of the other Parties.

10.5.2	Subject to the restrictions set out in this Clause 10.5, the terms of this Agreement shall be to the benefit of, and shall be binding upon, the Parties and their respective successors and assignees.

10.6	Notices

Form of notices

10.6.1	Any notice or other communication given under this Agreement must be in writing and, unless otherwise stated, may be made by letter and/or electronic mail.

10.6.2	Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail sent by the Company to the Bank, only when actually received in readable form and only if it is addressed in such a manner as the Bank shall specify for this purpose, or

(iii)	in the case of any electronic mail sent by the Bank to the Company, when the electronic mail is sent.

10.6.3	Any notice provided by one Party to the other by e-mail shall be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by one or more authorised signatories of the Party as appropriate, attached to the e-mail.

10.6.4	Notices issued one Party to the other pursuant to any provision of this Agreement shall, where required by the receiving Party, be delivered to the receiving Party together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Party and the authenticated specimen signature of such person or persons.

10.6.5	The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

Addresses

10.6.6	The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Agreement is:

If to the Company:

Attn: Département Finance
Address: 50 rue de Dijon, 21121 Daix (France)
E-mail:

with a copy to:

Gide Loyrette Nouel A.A.R.P.I.
15 rue de Laborde, 75008 Paris
Attn: Arnaud Duhamel and Aude-Laurène Dourdain
Email:

If to the Bank:

Attn: PMM/TM/EGC/LSB
Address: 100, boulevard Konrad Adenauer, L-2950 Luxembourg
E-mail:

with a copy to:

Linklaters LLP
25 rue de Marignan, 75008 Paris
Attn: Bertrand Andriani and Mehdi Boumedine
Email:

Demand after notice to remedy

The Bank and the Company shall promptly notify the other party(ies) in writing of any change in their respective communication details.

10.7	Variation, waiver and rights and remedies

10.7.1	No amendment of this Agreement shall be effective unless in writing and signed by duly authorised representatives of all Parties.

10.7.2	Except in the circumstances provided by this Agreement, failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

10.7.3	Except as provided otherwise herein, no waiver shall be effective unless given in writing and signed by a duly authorised representative of the Party giving the waiver.

10.8	Entire Agreement

10.8.1	This Agreement together with any other documents referred to in this Agreement shall constitute the entire and only agreement between the Parties. Consequently, this Agreement supersedes any contract, agreement, exchange of letters or verbal agreement relating to the transactions contemplated under this Agreement and that might have been entered into between the Parties relating to the transactions contemplated under this Agreement prior to the Execution Date.

10.8.2	Each of the Parties acknowledges to the others (and will execute this Agreement in reliance upon such acknowledgement) that it has not been induced to enter into any such documents by, nor relied upon, any representation or warranty other than the representations and warranties contained in this Agreement.

10.8.3	Without prejudice to the provisions of this Agreement, each Party irrevocably:

(i)	waives any right it may have under articles 1186 and 1187 of the French Code civil to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever; and

(ii)	waives any right it may have under article 1195 of the French Code civil and assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article.

10.9	Invalidity

10.9.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable Law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this agreement shall not be affected.

10.9.2	In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

10.10	Costs

Unless otherwise agreed in writing with the Bank, the Company shall bear its own costs and expenses and the Bank’s reasonable and duly documented costs and expenses (including legal, accountancy and other advisers and any exchange charges with the prior information of the Company related to such costs) necessary for the preservation of its rights in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement or any ancillary documents, any amendment, supplement or waiver in respect of this Agreement or any ancillary document.

10.11	Taxes, duties and fees

10.11.1	The Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement or any ancillary document.

10.11.2	The Company shall pay all amounts due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Company is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.

10.12	Payment

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in Euros unless otherwise agreed in writing with the Bank and be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment. The Party effecting a payment shall deliver swiftly to the other Party a copy of the irrevocable SWIFT wire transfer confirmation issued by its bank showing that the wire transfer for payment has been issued.

10.13	Set off

10.13.1	All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim (except the payment of the Arrangement Fee by set-off against the New EIB Warrants Subscription Price for each New EIB Warrant).

10.13.2	The Bank may set off any due and payable obligation due from the Company (to the extent beneficially owned by the Bank) against any due and payable obligation owed by the Bank to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

10.14	Negotiation of the Agreement – Advisors

The Parties declare they were advised by their own lawyers or advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement and had the opportunity to negotiate all terms of this Agreement. Consequently, no advisor or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties, and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Code civil.

10.15	Specific Performance

Each Party acknowledges and agrees that, in the event of a breach of its obligations under this Agreement, without prejudice to any other rights or remedies that the other Parties may have, including the right to claim for damages, the other Parties may seek specific performance (exécution forcée en nature) and that such specific performance would not fall under the “manifest disproportion” exclusion contained in article 1221 of the French Code civil. Each Party irrevocably waives any right to invoke the “manifest disproportion” exclusion contained in article 1221 of the French Code civil.

11	Jurisdiction – Governing Law

11.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with French Law excluding any rule of conflicts of laws which would determine another Law as the applicable Law.

11.2	All disputes arising out of or in connection with this Agreement (including, without limitation, with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof and any non-contractual obligation arising out of or in connection with this Agreement) shall be submitted to the exclusive jurisdiction of the Commercial Court (Tribunal des activités économiques) of Paris and relevant courts of appeal.

[Signatures on following page]

Executed on three (3) originals (two (2) originals for the Bank and one (1) original for the Company) on 1 June 2026.

Inventiva SA

/s/ Andrew Obenshain
Name:	Andrew Obenshain
Title:	Chief Executive Officer
(Directeur général)

European Investment Bank

/s/ Sara De Maria
Name:	Sara De Maria
Title:	Head of Division

European Investment Bank

/s/ Maarten Den Otter
Name:	Maarten Den Otter
Title:	Head of Unit

Index of Schedules

Schedule (B)	2022 Subscription Agreement
Schedule (D)	Remaining EIB Warrants Waiver Letter
Schedule (F)	New EIB Warrants Subscription Agreement
Schedule 6.2.2	Form of transfer confirmation
Schedule 8.1	Warranties of the Company

Schedule (B)
2022 Subscription Agreement

Schedule (D)
Remaining EIB Warrants Waiver Letter

Schedule (F)
New EIB Warrants Subscription Agreement

Agreement number FI N° [•]
Serapis N° [•]

INVENTIVA S.A. (EGFF)

european investment banK as Subscriber and INVENTIVA S.A. as Issuer

Subscription AGREEMENT for warrants TO BE ISSUED BY INVENTIVA S.A.

Dated [•] 2026

- ii -

Schedule 1	15

The Company	15

Schedule 2	16

Signing, Issuance and Completion obligations	16

Schedule 3	19

Company Certificate	19

Schedule 4	20

Company Warranties	20

Schedule 5	22

Warrants Terms and Conditions	22

THIS SUBSCRIPTION AGREEMENT FOR WARRANTS is made on [•] 2026 (the “Signing Date”),

Between:

(1)	european investment bank, located at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg (the “Subscriber” or the “Bank”), represented by [•], duly authorised for the purpose hereof,

and

(2)	INVENTIVA, a société anonyme à conseil d’administration, organized under French law, having its registered office at 50, rue de Dijon, 21121 Daix, France, registered with the Trade and Companies Register of Dijon under number 537 530 255 (the “Issuer” or the “Company”), represented by [•], duly authorised for the purpose hereof.

The Subscriber and the Issuer are hereinafter referred to, collectively, as the “Parties” and, individually, as a “Party”.

WHEREAS:

(A)	On 16 May 2022, the Company entered into a finance contract with the Bank (the “Existing Finance Contract”) pursuant to which the Bank provided a credit to the Company for an aggregate amount in principal of up to EUR 50,000,000, structured in two tranches of EUR 25,000,000 each (the “EIB Loan”).

(B)	In connection with the Existing Finance Contract, the Company and the Bank have entered into a subscription agreement for warrants on 1 July 2022 as amended on 12 August 2022 and June 11 2024, pursuant to which the Company has issued two tranches of warrants (bons de souscription d’actions) to the benefit of the EIB respectively on 17 November 2022 and 4 January 2024, giving the right to subscribe to new ordinary shares of the Company.

(C)	On 1 June 2026, the Company and the Bank have entered into a master agreement relating to certain transactions among the Bank and the Company (the “Master Agreement”) in order to fully refinance the EIB Loan and rationalise the Company’s share capital structure.

(D)	Pursuant to the Master Agreement, and subject to the terms of this Agreement, the Issuer has agreed to issue Warrants and the Subscriber has agreed to subscribe and pay for such Warrants pursuant to the terms of this Agreement.

THEREFORE, IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

1.1	In this Agreement:

“4th AML Directive” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing as amended, supplemented or restated;

“5th AML Directive” means Directive 2018/843 of the European Parliament and of the Council of 19 June 2018 on anti-money laundering and terrorist financing as amended, supplemented or restated;

“Agreement” means this subscription agreement for warrants entered into between the Subscriber and the Company and any Schedule to this Agreement;

”AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law;

“AML Directives” means the 4th AML Directive, the 5th AML Directive and the AML Criminal Law Directive;

“Arrangement Fee” means a fee of EUR 0.01 in respect of each Warrant to be paid by the Company to the Subscriber;

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in France and in Grand Duchy of Luxembourg;

“Completion” means, with respect to the Warrants, the effective Subscription of such Warrant by the Subscriber;

“Completion Date” means the date on which the Completion shall occur, i.e. the date of this Agreement;

“Connected Persons” means, with respect to any Party, an entity which is Controlled by, Controlling, or under the same Control as, such Party;

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control and “Controlling” and “Controlled” shall be construed accordingly;

“Delisting Event” means any event as a result of which the Company ceases to be a publicly listed company and/or the Shares cease to be listed on a recognised stock exchange;

“Depositary” means Société Générale Securities Services;

“Encumbrance” means any encumbrance, debenture, mortgage, blocking order, court decision, court order, leases, subleases, preliminary agreements on the conclusion of sub-leases, arrest, execution order, order preventing the sale of any assets, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;

“Exercise Period” has the meaning ascribed to it in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

“Exercise Price” means the price at which the Warrants are exercised, as set out in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

[“Existing Shares” means the 209,007,475 (two hundred nine million seven thousand four hundred seventy-five) issued and outstanding shares of EUR 0.01 par value each in the share capital of the Company, making up the entire issued share capital of the Company as of the Signing Date and composed of 209,007,475 (two hundred and seven million, seven hundred and seven thousand, four hundred and seventy-five) Ordinary Shares;] [Note to draft : To be updated, as the case may be, at signing]

“Expiration Date” means 4 January 2036, which is the date on which the Warrants will expire;

“Illegal Activities” means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) fraud and other illegal activity against the financial interests of the European Union as defined in the PIF Directive;

“Inside Information” has the meaning ascribed to this term in article 7 of MAR with reference to the Company or its financial instruments;

“Issuance” means, in respect of the Warrants, the issue of the corresponding Warrants;

“Issuance Date” means, in respect of the Warrants, the date on which the Issuance of the corresponding Warrants shall occur;

“MAR” means Regulation (EU) no 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation), as amended from time to time;

“New Shares” has the meaning ascribed to it in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions);

“Ordinary Shares” means the ordinary shares of the Company;

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the European Union’s financial interests by means of criminal law as amended, supplemented or restated;

“Positive Conditions” means the conditions set out in Clause 5;

“Register” means the share transfer register and shareholders’ individual accounts (registre de mouvement de titres et comptes individuels d’actionnaires) of the Company and maintained by the Depositary;

“Sanctioned Person” means any individual or entity (for the avoidance of doubt, the term entity includes, but is not limited to, any government, group or terrorist organisation) who is a designated target of, or who is otherwise a subject of, Sanctions (including, without limitation, as a result of being owned or otherwise controlled, directly or indirectly, by any individual or entity, who is a designated target of, or who is otherwise a subject of, Sanctions);

“Sanctions” means the economic or financial sanctions laws, regulations, trade embargoes or other restrictive measures (including, in particular, but not limited to, measures in relation to the financing of terrorism) enacted, administered, implemented and/or enforced from time to time by any of the following:

(a)	the United Nations, and any agency or person which is duly appointed, empowered or authorised by the United Nations to enact, administer, implement and/or enforce such measures;

(b)	the European Union, and any agency or person which is duly appointed, empowered or authorised by the European Union to enact, administer, implement and/or enforce such measures; and

(c)	the United States Government, and any department, division, agency, or office thereof, including the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of State and/or the United States Department of Commerce.

“Shares” means (i) the Existing Shares, as well as (ii) any new share to be issued by the Company from time-to-time (including upon exercise of the Warrants);

“Signing” means the signing of this Agreement by the Parties to it;

“Signing Date” means the date of this Agreement;

“Subscription” means, in respect of the Warrants, the subscription of all the corresponding Warrants through (i) the delivery by the Subscriber of the Subscription Form, pursuant to its obligations set out in Part 3 (Completions obligations) of Schedule 2 (Signing, Issuance and Completion obligations) and (ii) the full payment by the Subscriber of the Subscription Price of such Warrant;

“Subscription Form” means a subscription form substantially in the form set out in Part 2 (Subscription form of Warrants) of Schedule 5 (Warrants Terms and Conditions);

“Subscription Price” means the total amount of EUR 0.01 per Warrant;

“Subsidiary” means an entity of which the Issuer has direct or indirect Control;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Terms and Conditions” means the terms and conditions set forth in Part 1 (Terms and Conditions of Warrants) of Schedule 5;

“Transaction” means the issuance by the Company of, and Subscription by the Subscriber for, the Warrants;

“Warrantholder” means any holder of Warrants; and

“Warrants” means the [15,677,573] [Note to draft: to be reduced on the basis of the actual number of Remaining EIB Warrants held by the Bank prior to the Completion Date, if any, on the basis of an exchange ratio of 6.4130 New EIB Warrants for 1 Remaining EIB Warrant.] warrants to be issued pursuant to this Agreement.

1.2	In this Agreement:

(i)	references to Clauses and Schedules are, save if explicitly stipulated otherwise, references respectively to clauses of and schedules to this Agreement and all Schedules form part of this Agreement;

(ii)	a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, amended or extended before the Signing Date and includes a reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the Signing Date;

(iii)	a reference to a “person” includes any individual, body corporate, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(iv)	a reference to a document being in the “agreed form” is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of the Subscriber on or before the Signing Date;

(v)	a reference to one gender is a reference to all or any genders, and references to the singular include the plural and vice versa;

(vi)	a reference to a particular time of day is, unless stated otherwise, a reference to that time in Paris, France; and

(vii)	all references to “trading days” shall be construed as references to the days on which the stock exchange on which the Shares are listed is open for trading.

2.	Subscription

2.1	The Warrants shall be issued in compliance with the terms of this Agreement and upon the decision of the board of directors and/or a decision of the Chief Executive Officer of the Company, as applicable, itself acting upon delegation of the extraordinary shareholders’ general meeting of the Company. They shall be governed by articles L. 228-91 and seq. of the French Commercial Code and such terms and conditions set out below.

2.2	The Company agrees, that all of the Warrants shall immediately be registered in the Register in favour of the Subscriber upon Completion.

2.3	On the Completion Date, the Subscriber and the Company shall complete the Subscription and the Issuance of the Warrants.

2.4	The Company represents to the Subscriber that subject to satisfaction of the Positive Conditions (as defined below), it has now and will have at all times up to Completion Date, the full power and the right to issue the Warrants on the terms set out in this Agreement.

2.5	On the Completion Date, the Subscriber represents that its competent internal bodies have approved the Subscription of all the Warrants and that each person executing the Agreement on behalf of the Subscriber jointly with the other signatory is vested with the capacity and authority to do so.

2.6	The Warrants shall be issued with full title guarantee, free from Encumbrances, free from any pre-emptive rights and together with all rights attaching to them and the Ordinary Shares to be issued upon exercise of the Warrants shall be fungible with all other Ordinary Shares, subject, as the case may be, to their dividend entitlement date (date de jouissance).

2.7	Each Warrant shall be in registered form (titres au nominatif) in compliance with articles L. 211-3 and L. 211-4 of the French Code monétaire et financier. Each Warrant shall be registered in a specific securityholder’s account in the name of the Subscriber in the Register, it being specified that such books may be held in electronic form.

3.	Subscription Price

The Subscription Price for the Warrants shall be payable by the Subscriber on the Completion Date to the Company through the setting off of the receivable owned by the Subscriber against the Company under the Arrangement Fee, which is valid, due and payable.

4.	Arrangement Fee

The Company shall pay to the Bank the Arrangement Fee on the Completion Date, solely through the setoff with the Subscription Price relating to the Warrants, in consideration of the Bank’s services in connection with the arrangement and administrative procedures relating to the Subscription.

5.	Conditions

5.1	The Subscription is conditional on (each a “Positive Condition”):

(i)	the Company delivering evidence satisfactory to the Subscriber of:

-	approval of the Transaction by the Company’s authorised and legally competent corporate bodies including the authorisation to issue the Warrants (as well as the subsequent share capital increase of the Company arising from the exercise of the Warrants) and the approval of the payment of the Subscription Price by the Subscriber to the Company by means of set-off against the receivable of the same amount held by the Subscriber against the Company under the Arrangement Fee; and

-	the capacity and authority of each person executing the Agreement on behalf of the Company;

(ii)	the Subscription Price being fully paid by the Subscriber to the Company by means of set-off against a valid, due and payable receivable held by the Subscriber against the Company under the Arrangement Fee;

(iii)	the Subscription not resulting in a violation of any agreement to which the Company is a party, its articles of association, any law or regulation or judgment to which it is subject;

(iv)	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered into any judgment, decision, decree, injunction or other order which prohibits consummation of the Transaction or that seeks, or have the effect of, restraining or prohibiting consummation of the Transaction; and

(v)	the Issuer and the Warrantholder not possessing any Inside Information on the Completion Date.

5.2	The Parties agree that all requests and enquiries from any government, governmental agency, court or other regulatory body concerning the Transaction will be dealt with by the Parties in consultation with each other and the Parties must promptly co-operate with, and provide all necessary information and assistance reasonably required by, such government, agency, court or body upon being requested to do so by the other Party.

5.3	If a Positive Condition is not satisfied or waived on the Completion Date at the latest, the rights and obligations of the Parties hereunder shall terminate on such date, unless otherwise agreed in writing by the Parties.

6.	Signing, Issuance and Completion

6.1	At Signing, the Parties must comply with their respective obligations set out in Part 1 (Signing obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.2	At Issuance Date, the Company must comply with its obligations set out in Part 2 (Issuance obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.3	At the Completion Date, the Subscriber must comply with its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

6.4	If the Subscriber fails to comply with any of its obligations in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations), the Company shall, by sending notice to the Subscriber:

(a)	elect to proceed to Completion and set another date on which the Subscriber must comply with those obligations which it has failed to comply with by the Completion Date; or

(b)	postpone Completion to a Business Day not more than five (5) Business Days after the Completion Date or such other number of Business Days as may be agreed by the Parties in writing.

6.5	If the Company postpones any Completion to another date in accordance with Clause 6.4, the provisions of this Agreement apply as if that other date is the Completion Date and references to the Completion Date will be construed as if they were references to that other date.

6.6	At Completion Date, the Company must comply with its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations).

7.	Warranties

7.1	The Company warrants to the Subscriber that each Company Warranty (as set out in Schedule 4) is at the Signing Date and will be at Completion Date (by reference to the facts and circumstances existing at that time) sincere, accurate and not misleading.

7.2	Each Company Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Company Warranty or by any other provision of this Agreement.

7.3	Before the Completion Date, the Company must notify the Subscriber as soon as reasonably possible if it becomes aware of a fact, circumstance or event which causes, or is likely to cause, a Company Warranty (if the Company Warranty were repeated on Completion by reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in a way that is material to the financial position of the Company and/or of a Subsidiary and it shall clearly indicate whether or not such information is already public. Save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable French laws and regulations, the Company will not share any Inside Information with the Subscriber before it is disclosed to the public and the Completion Date shall be postponed until such Inside Information has been disclosed to the public.

8.	Company’s undertakings

8.1	For so long as any Warrant remains exercisable or outstanding, the Company shall not, directly or indirectly:

(i)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person; and

(ii)	fund all or part of any payment under this Agreement out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Subscriber of any Sanctions.

(iii)	It is acknowledged and agreed that the undertakings set out in this Clause 7 are only sought by and given to the Subscriber to the extent that to do so would be permissible pursuant to any applicable anti-boycott rule of the European Union such as Regulation (EC) 2271/96.

8.2	If a Delisting Event occurs at any time before the Expiration Date, the Company shall, from the date of such Delisting Event and for so long as any Warrants remain outstanding, deliver or procure the delivery to the Bank:

(i)	as soon as they become available but in any event within 180 (one hundred and eighty) days after the end of each of its financial years, its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that financial year;

(ii)	as soon as they become available but in any event within 120 (one hundred and twenty days) days after the end of each of the relevant accounting periods, its interim consolidated and unconsolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the first half-year of each of its financial years.

9.	Termination

This Agreement ceases to have effect when the Subscriber has exercised all of the Warrants, or when all the Warrants have been cancelled in accordance with the terms of this Agreement.

10.	Confidentiality

10.1	Subject to Clause 10.2 and 10.5 below, each Party undertakes to the other Party that it shall not:

(i)	disclose any terms of this Agreement or of any agreement or arrangement entered into in connection with this Agreement; or

(ii)	use, divulge or communicate to any person any confidential information relating to the Issuer or any of Issuer’s Connected Person or concerning the business or affairs of any other Party or any Connected Person of that other Party, and each Party shall use all reasonable endeavours to prevent the use or publication or disclosure of any such confidential information.

10.2	Any Party may disclose information otherwise required by Clause 10.1 to be treated as confidential:

(i)	in accordance with any provision of this Agreement requiring or authorising such disclosure, including in an announcement made in accordance with Clause 10.5;

(ii)	if and to the extent required by the laws of any relevant jurisdiction;

(iii)	if and to the extent requested by any competent regulatory or governmental body, tax authority or securities exchange in any relevant jurisdiction, whether or not the request has the force of law;

(iv)	to its professional advisers, auditors or bankers from time to time;

(v)	to any potential investor or acquirer of all or part of the Company (subject to the execution of a confidential agreement on terms substantially similar as this Clause 10);

(vi)	to any of its Connected Persons or their professional advisers, auditors or bankers, in each case from time to time;

(vii)	to any director, officer or employee of that Party or of any Connected Person of that party if the information in question is properly and necessarily required by the individual to whom it is disclosed for the purposes of that individual’s office or employment;

(viii)	if and to the extent the information is or comes into the public domain through no fault of that Party; or

(ix)	if and to the extent that the other Party has given its prior written consent to the disclosure.

10.3	Each Party shall ensure that any person to whom confidential information is disclosed pursuant to Clauses 10.2(iv), 10.2(v) or 10.2(vi) is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

10.4	Subject to Clause 10.6, following entering into this Agreement, neither Party may:

(i)	make or send; or

(ii)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of the Agreement, unless it has first obtained each other Party’s written permission (that permission not to be unreasonably withheld or delayed).

10.5	Clause 10.4 does not apply to an announcement or circular:

(i)	which is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(ii)	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of the Company are listed or traded (if applicable).

A Party that is required to make or send an announcement or circular in the circumstances contemplated by Clause 10.5(i) or 10.5(ii) must, before making or sending the announcement or circular, consult with each other Party and take into account each other Party’s requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

For the avoidance of doubt, the Company shall disclose the existence and key terms of this Agreement on the Signing Date pursuant to laws and regulations.

10.6	The Issuer acknowledges that the Subscriber, because of its status as an international organisation, is subject to certain public consultation and disclosure requirements regarding projects in which it participates and accordingly agrees that the Subscriber shall not be prevented from disclosing information:

(i)	in accordance with any treaty or document of a similar nature binding on the Subscriber or pursuant to any agreement into which it entered in order to implement any law, regulation or treaty or binding document of a similar nature;

(ii)	to the members of the EIB Group, the European Commission, the European Court of Auditors, the European Anti-Fraud Office (OLAF) and/or the European Public Prosecutor’s Office (EPPO);

(iii)	to Member States of the European Union (including their representatives) or committees set up by the European Commission and/or Member States under any mandate under which the Subscriber operates, in order to obtain any opinion, consent, or waiver required in connection with the financing of the Company;

(iv)	to whom information is required to be disclosed in connection with and for the purposes of any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(v)	in order to protect the Subscriber’s interests in the course of any legal or arbitration proceedings to which the Subscriber is a party; and

(vi)	in accordance with the Bank’s transparency policy and anti-fraud policy (as published on the Bank’s website (www.eib.org)).

11.	Inside Information

11.1	The Company shall (and shall procure that each of its Connected Persons) notify the Subscriber in writing each time that it (or any of its Connected Persons) provides the Subscriber with any information which the Company considers to be Inside Information.

11.2	The Company shall (and shall procure that each of its Connected Persons shall) also promptly inform the Subscriber in writing on each occasion that it considers that any Inside Information previously disclosed to the Subscriber has changed or has ceased to be Inside Information or has been publicly disclosed.

11.3	In the absence of any such notifications, the Company (and each of its Connected Persons) will be deemed to represent to the Subscriber on a daily basis that any information (whether confidential or otherwise) provided by the Company (or any of its Connected Persons) does not constitute Inside Information.

11.4	Where the Company (or any of its Connected Persons) has provided Inside Information to the Subscriber in connection with this Agreement (in particular during an Exercise Period ((as defined in Part 1 (Terms and Conditions of Warrants) of Schedule 5 (Warrants Terms and Conditions)), it shall ensure the public disclosure of such information at the same time, in a manner complying with MAR and any other applicable French law and regulations, save where and to the extent that the Company has, on its own responsibility, exercised its right to delay the disclosure to the public of the relevant information, pursuant to and in accordance with MAR and any other applicable French laws and regulations (in which case the Subscriber would also be bound in the same terms as the Company pursuant to MAR and any other applicable French law and regulations).

12.	Notices

12.1	Form of notice

(a)	Any notice or other communication given under this Agreement must be in writing and, unless otherwise stated, may be made by letter and/or electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail sent by the Company to the Subscriber, only when actually received in readable form and only if it is addressed in such a manner as the Subscriber shall specify for this purpose, or

(iii)	in the case of any electronic mail sent by the Subscriber to the Company, when the electronic mail is sent, provided that no failed delivery message has been received.

(iv)	Any notice provided by the Company to the Subscriber by e-mail shall be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by one or more authorised signatories of the Company as appropriate, attached to the e-mail.

(c)	Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Subscriber, be delivered to the Subscriber together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.

(d)	The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

12.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Agreement is:

For the Subscriber

Attention: PMM/TM/EGC/LSB

100, boulevard Konrad Adenauer

L-2950 Luxembourg

Email address:

With a copy to:

Linklaters LLP

25 rue de Marignan, 75008 Paris

Attn: Bertrand Andriani and Mehdi Boumedine

Email:

For the Company

Attention: Départements Finance & Legal

50 rue de Dijon

21121 Daix

France

Email address:

With a copy to:

Gide Loyrette Nouel A.A.R.P.I.

15 rue de Laborde, 75008 Paris

Attn: Arnaud Duhamel and Aude-Laurène Dourdain

Email:

12.3	Demand after notice to remedy

The Subscriber and the Company shall promptly notify the other party(ies) in writing of any change in their respective communication details.

13.	Costs

Unless otherwise agreed in writing with the Subscriber, the Company shall bear its own costs and expenses and the Subscriber’s reasonable and duly documented costs and expenses (including legal, accountancy and other advisers and any exchange charges with prior information of the Company related to such costs) necessary for the preservation of its rights in relation to the preparation, negotiation, execution, implementation, enforcement and termination of this Agreement (including each Subscription Form) or any ancillary documents, any amendment, supplement or waiver in respect of this Agreement or any ancillary document.

14.	Taxes, duties and fees

14.1	The Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement or any ancillary document.

14.2	The Company shall pay all amounts due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Company is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Subscriber so that after withholding or deduction, the net amount received by the Subscriber is equivalent to the sum due.

15.	Currency

Payments to be made by the Company shall be made in EUR, unless otherwise agreed in writing with the Subscriber.

16.	Set off

16.1	All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim (except the payment of the Arrangement Fee by set-off against the Subscription Price for each relevant Warrant).

16.2	The Warrantholder may set off any due and payable obligation due from the Company (to the extent beneficially owned by the Warrantholder) against any due and payable obligation owed by the Warrantholder to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Warrantholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

17.	Variation, Waiver and Rights and Remedies

17.1	No amendment of this Agreement shall be effective unless in writing and signed by duly authorised representatives of all Parties.

17.2	Except in the circumstances provided by this Agreement, failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

17.3	Except as provided otherwise herein, no waiver shall be effective unless given in writing and signed by a duly authorised representative of the Party giving the waiver.

17.4	The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

18.	entire agreement

18.1	This Agreement together with any other documents referred to in this Agreement shall constitute the entire and only agreement between the Parties. Consequently, this Agreement supersedes any contract, agreement, exchange of letters or verbal agreement relating to the transactions contemplated under this Agreement and that might have been entered into between the Parties prior to the date of this Agreement.

18.2	Each of the Parties acknowledges to the others (and will execute this Agreement in reliance upon such acknowledgement) that it has not been induced to enter into any such documents by, nor relied upon, any representation or warranty other than the representations and warranties contained in this Agreement

18.3	Without prejudice to the provisions of this Agreement, each Party irrevocably:

(a)	waives any right it may have under articles 1186 and 1187 of the French Code civil to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever; and

(b)	waives any right it may have under article 1195 of the French Code civil and assumes any risk which may arise from any of the unforeseeable circumstances referred to under such article.

19.	Effect of Completion

Each obligation under this Agreement which has not been fully performed by Completion remains in force after such Completion.

20.	Invalidity

20.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable Law, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this agreement shall not be affected.

20.2	In such case, each Party shall use its best efforts to immediately negotiate in good faith a valid replacement provision that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

21.	Governing Law and Jurisdiction

This Agreement shall be governed by, interpreted and enforced in accordance with, the laws of France, and the Parties irrevocably submit to the exclusive jurisdiction of the Paris Courts for the purposes of hearing and determining any disputes arising hereunder.

22.	Electronic Signature

22.1	This Agreement is signed by the Parties electronically, in accordance with the first sentence of the second paragraph of Article 1367 of the French Code civil, by means of an electronic signature creation device provided by Docusign, and constitutes an act in electronic form in accordance with Article 1366 of the French Code civil.

22.2	Each Party represents as far as it is concerned that, when using the electronic signature creation device provided by Docusign, the functions Collaboration and Drawing & Text, and any other similar feature that would enable any modification of the document once electronically signed by a Party, have been turned off and have not been used.

22.3	The Parties acknowledge that the electronic signature creation device provided by Docusign allows each Party to be in possession or have access to a copy of this Agreement in a durable medium, in accordance with Article 1375 of the French Code civil.

22.4	Each Party shall be responsible for keeping an electronically signed copy of this Agreement.

22.5	The Parties agree that the electronic signature of this Agreement by means of the electronic signature creation device provided by Docusign, whether qualified or advanced, shall benefit from the same presumption of reliability as is the case when a qualified electronic signature within the meaning of the last sentence of the second paragraph of article 1367 of the French Code civil is used. Accordingly, if a Party denies the electronic signature made on its behalf, the burden of proof of a misuse of signature before the competent court will exclusively be on such Party in accordance with the principle set forth in article 288-1 of the French Code civil of Civil Procedure.

22.6	Each Party agrees that the provisions of this Clause shall apply mutatis mutandis to any other agreement or document executed pursuant to this Agreement if such agreement or document is signed electronically by means of the electronic signature creation device provided by Docusign.

[Signature page to follow]

Executed electronically on [•] 2026.

Signed for and on behalf of EUROPEAN INVESTMENT BANK

By: [•]
Title: [•]

Signed for and on behalf of INVENTIVA S.A.

By: [•]
Title: [•]

Schedule 1

The Company

Company name:	INVENTIVA
Legal form:	Société anonyme à conseil d’administration
Registered address:	50, rue de Dijon 21121 Daix France
Registration number:	537 530 255 R.C.S. Dijon
Country of incorporation:	France
Issued share capital:	EUR 2,090,074.75 (209,007,475 Shares of EUR 0.01 each)
Chairman (Président):	Mr. Mark Pruzanski
Chief Executive Officer (Directeur Général):	Mr. Andrew Obenshain
Directors:	- Mr. Mark Pruzanski - Mr. SASU CELL +, represented by Mrs. Annick Schwebig - Mr. Srinivas AkkarajuMr. André Turenne - Mr. Heinz Maeusli - Mrs. Renée Aguiar Lucander

Schedule 2

Signing, Issuance and Completion obligations

Part 1

Signing obligations

Company’s obligations
The Company must ensure that the following items are delivered to the Subscriber:
(a)	Company’s Corporate Authority – evidence satisfactory to the Subscriber of the capacity and authority of each person executing a document referred to in this Agreement on behalf of the Company, which shall be an extrait Kbis of the Company with the names of the corporate officers of the Company plus, as the case may be, copy of any power of attorney from any of those corporate officers to another person.
(b)

Company’s Signing Approval – evidence satisfactory to the Subscriber of the approval of the Transaction by the Company’s authorised corporate bodies, i.e.:

(i)     a certified copy of the resolutions of the competent body (general meeting of shareholders, resolutions of the board of directors and decision of the Chief Executive Officer, as the case may be) of the Company:

a.     duly authorising the execution of the Agreement and duly authorising the relevant signatories to execute the Agreement;

b.     approving the issuance of the Warrants by the Company; and

c.     resolving to reserve the issuance of the Warrants to the Subscriber.

(ii)    a certified copy of each report issued by the statutory auditors in relation to the issuance of the Warrants.

(c)	Agreement – a PDF copy of this Agreement, duly executed by the Company.

Subscriber’s obligations
The Subscriber must ensure that a PDF copy of this Agreement duly executed by the Subscriber is delivered to the Company.

Part 2

Issuance obligations

Company’s obligations
The Company must ensure that, unless already delivered pursuant to Part 1 (Signing obligations) of Schedule 2 (Signing, Issuance and Completion obligations) above, a certified copy of the resolution of the board of directors of the Company and a decision of the Chief Executive Officer, as the case may be, deciding to issue the Warrants to the Subscriber is delivered to the Subscriber on or prior to the Issuance Date.

Part 3

Completion obligations

Subscriber’s obligations

The Subscriber must, by close of business (Paris Time) on the Completion Date, ensure that:

(i)     a Subscription Form substantially in the form set out in Part 2 (Subscription form of Warrants) of Schedule 5 (Warrants Terms and Conditions) duly signed by the Subscriber is sent to the Company;

(ii)   the Subscription Price due by the Subscriber shall be deemed to be duly paid by way of set-off against the receivable owned by the Subscriber against the Company under the Arrangement Fee, which is valid, due and payable.

Company’s initial completion obligation
The Company must, as soon as reasonably practicable on the Completion Date, ensure that a certificate substantially in the form set out in Schedule 3 (Company Certificate) duly signed by its authorised representative is provided to the Subscriber.

Company’s obligations

The Company must ensure that the following items are delivered to the Subscriber on the Completion Date:

(i)     A copy of the Company’s board of directors minutes or Chief Executive Officer’s decision acknowledging the amount of receivable held by the Subscriber as part of the Arrangement Fee.

(ii)   A copy of the report issued by the Company’s statutory auditors certifying the amount of receivable held by the Subscriber as part of the Arrangement Fee and to be set off against the Warrants’ subscription price.

(iii)  A copy of a certificate issued by the Company’s statutory auditors evidencing the subscription to the Warrants by the Subscriber by way of set off of the Subscription Price against the Arrangement Fee.

(iv)  A copy of the Company’s board of directors minutes or the Chief Executive Officer’s decision acknowledging the subscription to the Warrants by the Subscriber.

(v)   The certificate of registration (attestation d’inscription en compte) of the Warrants in the Register showing that the Warrants have been issued and credited to the Subscriber’s account.

Schedule 3

Company Certificate

[on the Company’s letterhead]

From: Inventiva S.A.

To: European Investment Bank

The undersigned, Inventiva, a société anonyme à conseil d’administration organized under the laws of France, having its registered office at 50, rue de Dijon, 21121 Daix, France and registered with the Registry of Commerce and Companies of Dijon under number 537 530 255, represented by [_____], duly authorised,

Declares, after due inquiry, that, on the date hereof, the Company did not reveal any Inside Information to the Subscriber, save where under the MAR, the Company can delay the disclosure to the market of the relevant information.

Capitalized terms not defined herein shall have the meaning ascribed to them in the Subscription Agreement entered into between European Investment Bank and Inventiva S.A. on [•].

Done in [_____], in two originals, one being kept by the signatory who acknowledges it,

On [Completion Date]

Inventiva S.A.
By:
Title:

Schedule 4

Company Warranties

1.	Enforceability of the Agreement

The Company:

(i)	has the right, power and authority to enter into and perform its obligations under this Agreement and the other documents to be executed by it pursuant to this Agreement; and

(ii)	has obtained or will obtain all necessary authorisations, consents and approvals to authorise the execution of, and performance by it of, its obligations under the Agreement.

This Agreement constitutes obligations binding on the Company in accordance with its terms.

Except as expressly provided for in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by the Company in connection with the execution, performance or enforceability of the Agreement entered into or to be entered into by it.

Neither the execution by the Company of the Agreement and the other documents to be executed by it pursuant to this Agreement nor the performance by the Company of any of its obligations under the Agreement violates or conflicts or will violate or conflict with:

(i)	any provision of its constitutional documents;

(ii)	any law or regulation to which the Company is subject;

(iii)	any provision in an agreement or instrument which is binding on it; or

(iv)	to the best of the Company’s knowledge, any order or judgement of a court, tribunal or governmental or regulatory body which is binding on it.

2.	Existence of the Company - Share capital

The Company is properly incorporated and validly existing under the laws of France and its Subsidiaries are properly incorporated and validly existing under the laws of the respective countries in which they are incorporated. The Company and its Subsidiaries have all requisite corporate powers and authority to own their assets and to conduct the business carried on by them.

The Company is not insolvent nor unable to pay its debts as they fall due (en état de cessation des paiements), nor is subject to any proceedings in relation to any compromise or arrangements with creditors or any winding up, bankruptcy or other insolvency proceedings, including any proceedings with a view to the prevention or resolution of business difficulties, nor to any judgment or dissolution, liquidation, bankruptcy or receivership.

The Existing Shares, which comprise the whole of the issued share capital of the Company as at the Signing Date (not including any new shares of the Company which may be issued upon the exercise of outstanding stock options, the warrants, bons de souscription de parts de créateur d’entreprise (BSPCE), pre-funded warrants (PFW) or upon the definitive acquisition of free shares granted to employees of the Company or of its Subsidiaries, as the case may be), have been properly issued and credited to the shareholders’ account and are fully paid or credited as fully paid. As of today, the share capital of the Company is listed on the regulated market of Euronext in Paris (ISIN: FR0013233012) and American Depositary Shares issued in relation to the shares issued by the Company are registered with the Nasdaq market. The Warrants will be free of any Encumbrances, including the pre-emptive rights of the Company’s shareholders.

As of the Signing Date, the Completion Date and the Issuance Date, the ordinary shares are the only class of shares issued by the Company.

As of the Issuance Date, the Warrants shall have been properly issued and credited to the Bank’s securityholder’s account.

The Company is not at present undertaking any re-organisation or merger or exchange of its Shares with or contribution of its Shares to any other company or otherwise changing its capital structure, except for the transactions that are mentioned in this Agreement.

3.	Sanctions

No funds invested in the Company or in a Subsidiary are of illicit origin, including products of money laundering or linked to the financing of terrorism. The origin and source of the funds used by the Company to satisfy its payments obligations under the transactions contemplated in this Agreement is legal and does not come from an activity that is contrary to applicable laws relating to the fight against money laundering, financing of terrorism and Sanctions regulations and the Company is in compliance with all such applicable Laws. The Company shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds.

The Company shall not, directly or indirectly:

(i)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person, or

(ii)	use all or part of the proceeds of the Bank’s investment in the Company or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or

(iii)	fund all or part of any payment to the Bank in connection with the Bank’s investment in the Company out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

The Company and its Subsidiaries are in compliance with all applicable European Union and national legislation, regarding Illegal Activities.

The Company and its Subsidiaries are not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Company and its Subsidiaries.

The Company is not a Sanctioned Person and is not in breach of any Sanctions.

4.	Public disclosure

The Company complies with French and European Union securities legislation and regulations, including MAR, applicable to it in relation to the disclosure of information as of the date of its public disclosure or the date it should have been disclosed to the public (save where under the MAR, the Company can delay the disclosure to the market of the relevant information), as applicable.

Schedule 5

Warrants Terms and Conditions

Part 1

Terms and Conditions of Warrants

1.	Issuance

The Company has decided/will decide to issue and the Subscriber has decided/will decide to subscribe for Warrants on the Completion Date which shall be exercisable in accordance with clause 3.4 below.

The Warrants shall be governed by articles L. 228-91 and seq. of the French Commercial Code and by the Terms and Conditions as set forth below.

2.	Definitions

2.1	In the Terms and Conditions, the following terms and expressions shall have the meaning ascribed to them below:

“Agreement” means the subscription agreement for warrants dated [•] 2026 entered into between the Subscriber and the Company and any Schedule to it, including these terms and conditions;

“Bank” means the EIB;

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in France and in Grand Duchy of Luxembourg;

“Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise and, for the avoidance of doubt, owning more than 50% (fifty per cent.) of the shares of an entity would constitute Control, and “Controlling” and “Controlled” shall be construed accordingly;

“Company” means Inventiva, a société anonyme à conseil d’administration, organized under French law, having its registered office at 50, rue de Dijon, 21121 Daix, France, registered with the Trade and Companies Register of Dijon under number 537 530 255;

“Completion” means, with respect to the Warrants, the date of the effective Subscription by the Subscriber, i.e., full payment of the Subscription Price of the corresponding Warrants by the Subscriber pursuant to Clause 2 (Subscription) and delivery by the Subscriber of its Subscription Form pursuant to its obligations set out in Part 3 (Completion obligations) of Schedule 2 (Signing, Issuance and Completion obligations);

“Completion Date” means the date on which Completion has occurred;

“EIB” means the European Investment Bank, created pursuant to the Treaty on the Functioning of the European Union, whose registered office is at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand-Duchy of Luxembourg;

“Exercise Period“ has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

“Exercise Price” has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

“Exercise Notice” has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

“Exercise Ratio” has the meaning ascribed to it in Clause 3.2 (Exercise ratio);

[“Existing Shares” means the 209,007,475 (two hundred nine million seven thousand four hundred seventy-five) issued and outstanding shares of EUR 0.01 per value each in the share capital of the Company, making up the entire issued share capital of the Company as of the Signing Date and composed of 209,007,475 (two hundred nine million seven thousand four hundred seventy-five) Ordinary Shares;] [Note to draft: to be updated, as the case may be, at signing]

“Expiration Date” means 4 January 2036, which is the date on which the Warrants will expire;

“Group Company” means the Company and its Subsidiaries;

“Issuance” means, in respect of the Warrants, the issue of the corresponding Warrants;

“Issuance Date” means, in respect of the Warrants, the date on which the Issuance of the Warrants shall occur;

“Lock-up Period” has the meaning ascribed to it in Clause 3.4 (Exercise Period and Exercise Price);

“Masse” has the meaning ascribed to it in Clause 5 (Representations of the Warrantholder);

“Masse Representative” has the meaning ascribed to it in Clause 5 (Representations of the Warrantholder);

“New Shares” has the meaning ascribed to it in Clause 3.2 (Exercise ratio);

“Ordinary Shares” means the ordinary shares of the Company;

“Related Transferee” means the European Investment Fund (EIF) or any institution of the European Union and any vehicle or similar entity controlled by the EIB, the EIF or any institution of the European Union;

“Securities” means any valeur mobilière donnant accès au capital or other securities giving the right, immediately or on a due date, to subscribe or otherwise acquire Shares, including but not limited to stock options (options de souscription ou d’achat d’actions), redeemable shares, warrants and founders’ warrants, subscription rights attached to shares or to such securities and any right whatsoever to receive Shares or such securities;

“Shares” means (i) the Existing Shares, as well as (ii) any new share to be issued by the Company from time-to-time (including upon exercise of the Warrants);

“Signing Date” means the signing date of the subscription agreement for warrants entered into between the Subscriber and the Company;

“Subscription” means, in respect of the Warrants, the subscription of all the corresponding Warrants;

“Subscription Form” means a subscription form substantially in the form set out in Part 2 (Subscription form of Warrants) of this Schedule 5 (Warrants Terms and Conditions);

“Subsidiary” means an entity of which the Company has direct or indirect Control;

“Subscription Price” means the total amount of EUR 0.01 per Warrant;

“Terms and Conditions” means the terms and conditions of the Warrants set out in Part 1 (Terms and Conditions of Warrants) of this Schedule 5 (Warrants Terms and Conditions);

“Warrantholder” means any holder of Warrants; and

“Warrants” means, together, the warrants to be issued pursuant to this Agreement and any additional warrants issued by the Company and subscribed by the Subscriber in accordance with the terms of the Agreement, such Warrants being governed by the Terms and Conditions.

2.2	In the Terms and Conditions:

(a)	References to any document are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(b)	References to Clause are to a clause of the Terms and Conditions;

(c)	Headings are inserted for convenience only and shall not affect the construction of the Terms and Conditions;

(d)	References to a “person“ or “persons” shall include any individual, any form of body corporate wherever incorporated or situated, unincorporated association, firm, partnership, joint venture, consortium, association, institution, organization or trust (in each case whether or not having a separate legal personality);

(e)	A person includes a reference to that person’s legal personal representatives, trustees in bankruptcy and successors;

(f)	References to “EUR” shall mean euros; and

(g)	All references to “trading days” shall be construed as references to the days on which the stock exchange on which the Shares are listed is open for trading.

3.	Issuance and form of the Warrants

3.1 Number of Warrants and Subscription Price

Each Warrant giving right to subscribe to, subject to the provisions of Clause 3.6 (Adjustment in case of change of the structure of the share capital of the company) below, 1 (one) Ordinary Share of the Company.

The Subscription Price of EUR 0.01 per Warrant shall be paid upon subscription of each Warrant by way of set off against a valid, due and payable receivable under the relevant Arrangement Fee.

At Completion, the corresponding Warrants shall be deemed subscribed upon receipt by the Company of (i) a Subscription Form substantially in the form set out in Part 2 Schedule 5 (Subscription form of Warrants) duly signed by the Subscriber, and (ii) issuance of a certificate by the Company’s statutory auditors evidencing the subscription to the Warrants by the Subscriber by way of set-off of the Subscription Price against the Arrangement Fee.

3.2 Exercise ratio

Each Warrant shall entitle its Warrantholder (which may be substituted by any other person designated by such Warrantholder in the relevant Exercise Notice), to subscribe in cash (including for the avoidance of doubt, by way of set off against valid, due and payable receivables against the Company) to, subject to the conditions set forth herein (in particular, subject to any adjustment in accordance with Clause 3.6 (Adjustment in case of change of structure of the share capital of the company)), one (1) Ordinary Share, in consideration for the Exercise Price (respectively, a “New Share” and the “Exercise Ratio”).

The number of New Shares to which each Warrant gives the right to subscribe shall be as the case may be adjusted (i.e. through the adjustment of the Exercise Ratio) in accordance with the provisions of Clause 3.6 (Adjustment in case of change of structure of the share capital of the company).

The exercise of Warrants may only result in the Subscription of a whole number of New Shares.

When a Warrantholder exercises its Warrants and the corresponding number of New Shares would not be a whole number, that Warrantholder may either request to subscribe for:

a)     the whole number of New Shares immediately lower than such number, in which case the Company shall pay to that Warrantholder a sum in cash equal to the Subscription Price of one New Share multiplied by the relevant fraction of New Share (rompu); or

b)     the whole number of New Shares immediately greater than such number, in which case that Warrantholder shall pay to the Company a sum in cash equal to the Subscription Price of one New Share multiplied by the additional fraction of New Share so requested.

Where the Warrantholder does not indicate the option they want to pursue, the number of Shares immediately inferior plus a payment in cash as described above will be issued.

3.3 Rights attached to the New Shares	The New Shares resulting from the exercise of the Warrants shall be issued with the same rights as all existing Ordinary Shares.
3.4 Exercise Period and Exercise Price

A.      Exercise Period

The Warrants will not be exercisable for a period of ninety (90) calendar days following 1 June 2026 (the “Lock-up Period”).

Following the expiration of the Lock-up Period, the Warrants will be exercisable at any time until the Expiration Date (the “Exercise Period”).

If not duly exercised during the Exercise Period, the right to exercise the Warrants shall automatically lapse and the Warrants shall be deemed automatically null and void and irrevocably cease to be exercisable.

In order to exercise its Warrants, the Warrantholder shall deliver by registered mail or express courier service at the registered office of the Company or by email in accordance with Paragraph 7 (Notices) below, an exercise notice substantially in the form set out in Part 3 (Form of Exercise Notice) of Schedule 5 (Warrants Terms and Conditions) (the “Exercise Notice”).

The Exercise Notice shall be sent within the relevant Exercise Period and the total Exercise Price of all relevant Warrants so exercised shall be paid within three (3) Business Days by the relevant Warrantholder or by any other person designated by the relevant Warrantholder in the Exercise Notice, to the Company.

B.      Exercise Price

The exercise price means, with respect to a Warrant, the consideration to be paid by its Warrantholder (or by any other person designated by such Warrantholder in the relevant Exercise Notice) following exercise of such Warrant to subscribe to the New Share(s) to be issued by the Company following exercise of such Warrant, determined in accordance with the following provisions (the “Exercise Price”).

The Exercise Price of one Warrant shall be equal to EUR 0.01, which shall be paid in accordance with the foregoing.

3.5 Transferability of the Warrants

Between the Issuance Date and the start of the Exercise Period, the Warrants may only be transferred by the Warrantholder in such context:

a)     With the prior written consent of the Company; or

b)     In case of a transfer to a Related Transferee (together with all its rights and obligations under these Terms and Conditions).

Following the expiry of such above-mentioned period, the Warrants will be freely transferable by the Warrantholder.

3.6 Adjustment in case of change to the structure of the share capital of the Company	Pursuant to articles L. 228-98 and L. 228-99 al 2, 3° of the French Commercial Code, the Exercise Ratio shall be adjusted as provided in Part 4 of Schedule 5 (Warrants Terms and Conditions).
3.7 Form of the Warrants	Each Warrant shall be in registered form (titres au nominatif) in compliance with articles L. 211-3 and L. 211-4 of the French Code monétaire et financier. Each Warrant shall be registered in a specific securityholder’s account in the name of the Subscriber in the Register, it being specified that such books may be held in electronic form.
3.8 Default interest

If the Company fails to pay any amount payable by it under these Terms and Conditions on its due date, interest shall accrue to the full extent permitted by law and without prior notice (mise en demeure) on any such overdue amount from the due date up to the date of actual payment (both before and after judgment) at an annual rate equal to EURIBOR plus 2% (200 basis points) and shall be payable in accordance with the demand of the Subscriber. For the purpose of determining EURIBOR in relation to this Clause 3.8 (Default interest), the relevant periods within the meaning of Part 5 of Schedule 5 (Warrants Terms and Conditions) (Definition of EURIBOR) shall be successive periods of one month commencing on the due date.

Without prejudice to the fact that it may be due at any time, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the request of the Subscriber, provided that, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year.

4.	Representation of the Warrantholders

In accordance with article L. 228-103 of the French Commercial Code, the Warrantholders shall be grouped in a masse (the “Masse”) with legal status as provided by applicable law, provided there is more than one (1) Warrantholder.

The Masse shall be represented by a person (the “Masse Representative”) designated by the general assembly of the Warrantholders in compliance with applicable law.

The provisions in relation to the Masse, the Masse Representative and the general assembly of the Warrantholders under article L. 228-103 shall be applicable to the Warrants.

So long as the Warrants are held by one Warrantholder, such Warrantholder shall personally exercise the rights granted to the Masse Representative and the general assembly of the Warrantholders.

5.	Insolvency of the Company

If insolvency proceedings (including sauvegarde, sauvegarde accélérée, or redressement judiciaire) are opened in respect of the Company, the timeframe for exercising the right to be awarded a portion of the share capital will be open from the time of the judgment approving the safeguard plan or continuation plan, at the option of the Warrantholder, and under the conditions set out in such plan, in accordance with article L. 228-106 of the French Commercial Code.

6.	Amendments

The Company may not amend the Terms and Conditions, in any manner whatsoever, unless the prior consent of the Warrantholder on the proposed amendments is obtained by the Company and which may be subject to the approval of the shareholders. Notice of any such amendments shall be given to the Warrantholder in accordance with Clause 8 (Notices).

7.	Notices

7.1	Form of notice

(a)	Any notice or other communication given under the Terms and Conditions must be in writing and, unless otherwise stated, may be made by letter and/or electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter;

(ii)	in the case of any electronic mail sent by the Company to the Subscriber, only when actually received in readable form and only if it is addressed in such a manner as the Subscriber shall specify for this purpose, or

(iii)	in the case of any electronic mail sent by the Subscriber to the Company, when the electronic mail is sent, provided that no failed delivery message has been received.

(c)	Any notice provided by one Party to the other by e-mail shall:

(i)	mention the Agreement numbers in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Party as appropriate, attached to the e-mail.

(d)	Notices issued by one Party to the other pursuant to any provision of the Terms and Conditions shall, where required by the receiving Party, be delivered to the receiving Party together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Party and the authenticated specimen signature of such person or persons.

(e)	The Parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

7.2	Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with the Terms and Conditions is:

For the Subscriber

Attention: PMM/TM/EGC/LSB

100, boulevard Konrad Adenauer

L-2950 Luxembourg

Email address:

With a copy to:

Linklaters LLP

25 rue de Marignan, 75008 Paris

Attn: Bertrand Andriani and Mehdi Boumedine

Email:

For the Company

Attention: Départements Finance & Legal

50 rue de Dijon

21121 Daix

France

Email address:

With a copy to:

Gide Loyrette Nouel A.A.R.P.I.

15 rue de Laborde, 75008 Paris

Attn: Arnaud Duhamel and Aude-Laurène Dourdain

Email:

Part 2

Subscription form of Warrants

INVENTIVA S.A.
Société Anonyme with a share capital of EUR [•]
Registered office: 50, rue de Dijon, 21121 Daix, France
537 530 255 RCS Dijon

(the “Company”)

SUBSCRIPTION FORM

1.	Amount and conditions of the share capital increase

By its decisions of [               ], the board of directors of the Company, acting upon delegation of the extraordinary shareholders’ general meeting of the Company held on [               ], decided the issuance of a maximum of [               ] Warrants, the terms and conditions of such Warrants being attached to this subscription form (the “Warrants”).

2.	Subscription

We, the undersigned, acting in our capacities as duly authorised signatories of the European Investment Bank, after having acquainted ourselves with the terms and conditions of the issuance and exercise of the Warrants described in the documentation delivered to us and in the current subscription form,

Declare that the European Investment Bank hereby subscribes, for its behalf and on its own account, [               ] Warrants issued by the Company representing a total subscription price equal to EUR [               ] to be fully paid up against a valid, due and payable receivable (créance liquide et exigible) which it owns against the Company.

3.	Electronic Signature

[This subscription form is signed electronically, with qualified signatures via the DocuSign electronic signature platform, in accordance with the provisions of regulation No. 910/2014/EU on electronic identification and trust services for electronic transactions in the internal market, known as the “eIDAS” regulation.]

Done in Luxembourg,

[In three (3) originals, two (2) being kept by the signatory who acknowledges it, / one (1) electronic copy]

On ______________________

and
Name:		Name:
Title:		Title:

For and on behalf of:		For and on behalf of:
European Investment Bank		Inventiva S.A.

NB: the Subscriber shall add the following handwritten mention before his signature “Bon pour la souscription de [                   ] ([                           ]) Bons de Souscription d’Actions / Subscription of [                   ] ([                        ]) Warrants confirmed”

Part 3

Form of Exercise Notice

From: [             ], [               ], (the “Warrantholder”)

To: Société Générale Securities Services, as Depositary

Cc: Inventiva S.A., as the Company

Re: Exercise Notice of Warrants

Dear Sirs

We refer to the terms and conditions of the Warrants issued by the Company on [               ] (the “Terms and Conditions”).

Unless otherwise defined in this letter, words and expressions defined in the Terms and Conditions have the same meaning when used in this letter.

We inform you of our intention to exercise [               ] Warrants on[               ] in accordance with the terms and procedures set out in the Terms and Conditions, giving right to receive [_________] New Shares from the Company.

[We also inform you that we shall be substituted by [name of the transferee] in the subscription of such [                  ] New Shares and, accordingly, [name of the substitute] shall immediately receive such [               ] New Shares upon issuance.]1

The aggregate Exercise Price for the exercise of these [________] Tranche [A/B] Warrants amounts to [                   ] (EUR [                     ]) to be paid by [the Warrantholder]/[name of the substitute]2 in cash by wire transfer to the bank account of the Company or by way of offset against a valid, due and payable receivable owned by [the Warrantholder]/[name of the substitute]3 against the Company.

[Warrantholder]

By:

Name: [                     ]

Title: [                     ]

1       Note: only if the Warrantholder is substituted in the subscription of the New Shares.

2       Note: only if the Warrantholder is substituted in the subscription of the New Shares.

3       Note: only if the Warrantholder is substituted in the subscription of the New Shares.

Part 4

A. Adjustment to the Exercise Ratio pursuant to articles L. 228-98 and L. 228-99 al 2, 3° of the French Commercial Code

The Exercise Price and/or the number of New Shares will be subject to adjustment from time to time according to mandatory legal requirements imposed by the French Commercial Code and in particular by articles L. 228-98 to L. 228-101 (with the exception of the provisions of Articles L. 228-99 1°) and L. 228-99 2°)) and articles R. 228-90 to R. 228-92 of this Code and to the Terms and Conditions.

In accordance with the provisions of article L. 228-98 of the French Commercial Code:

(i)	the Company may freely alter its corporate form or purpose without requiring the authorisation of the general meeting of the holders of Warrants;

(ii)	the Company may, without requiring the authorisation of the general meeting of the holders of Warrants, redeem its share capital or change its profit distribution and/or issue preferred shares, provided that, as long as any Warrants are outstanding, it takes the necessary measures to preserve rights of the holders of Warrants pursuant to the provisions of article L. 228-99 of the French Commercial Code; and

(iii)	in the event of a reduction of the Company’s share capital resulting from losses and realized through a decrease of the par value or of the number of shares comprising its share capital, the rights of the holders of the Warrants will be reduced accordingly, as if they had exercised them before the date such share capital reduction occurred. In the event of a reduction of the Company’s share capital through a decrease in the number of shares comprising its share capital, the new exercise ratio will be equal to the product of the exercise ratio in effect prior to the reduction in the number of shares multiplied by:

Number of shares comprising the share capital after the reduction
Number of shares comprising the share capital prior to the reduction

In accordance with article R. 228-92 of the French Commercial Code, if the Company decides to carry out an issuance, in whatever form, of new shares or securities giving access to the share capital with preferential subscription rights reserved to its shareholders, to distribute reserves, in cash or in kind, or paid in capital or to modify the allocation of profits through the creation of preferred shares, it will inform (to the extent required by applicable regulations) the holders of Warrants by registered letter with acknowledgment of receipt.

If the Company is absorbed by a company or merges with (fusions) one or several other companies to participate in the incorporation of a new entity, or proceed with a split (scission), the Warrantholders shall exercise their rights in the entity(ies) that is/are the beneficiary(ies) of the contributions in accordance with the provisions of Article L. 228-101 of the French Commercial Code.

B. Adjustments of the exercise ratio in the case of financial transactions implemented by the Company

After completion of any of the following transactions and so long as any Warrants are outstanding:

-	financial transactions with listed preferential subscription rights or through the free distribution of listed subscription warrants;

-	free distribution of shares to shareholders, share split or reverse share split;

-	incorporation into the share capital of reserves, profits or premiums through an increase of the par value of the shares;

-	distribution of reserves and of premiums in cash or in kind;

-	free distribution to the Company’s shareholders of any security other than the Company’s shares;

-	merger by acquisition (fusion par absorption), merger (fusion par création d’une nouvelle société), spin-off or division (scission) of the Company;

-	repurchase by the Company of its own shares at a price higher than the stock market price;

-	change in profit distribution and/or the creation of preferred shares;

-	redemption of share capital; and

-	distribution of extraordinary dividends,

which the Company may carry out after the issuance of the Warrants, and whose Record Date (as defined below) occurs prior to the delivery date of the shares issued or delivered upon the exercise of the Warrants, the rights of the holders of the Warrants will be maintained up to but excluding the delivery date of the shares by means of an adjustment to the exercise ratio, in accordance with the provisions set out below.

The “Record Date” is the date on which the ownership of the shares of the Company is established in order to determine which shareholders to whom a distribution, attribution, or an allotment, announced or approved on or before such date, should be paid, delivered or carried out.

Such adjustment will be carried out so that, to the nearest hundredth of a share, the value of the shares that would have been delivered if the Warrants had been exercised immediately before the completion of any of the transactions mentioned above, is equal to the value of the shares to be delivered upon the exercise of the Warrants immediately after the completion of such a transaction.

In the event of adjustments carried out in accordance with paragraphs (a) to (j) below, the new exercise ratio will be calculated to two decimal places by rounding to the nearest thousandth (with 0.005 being rounded upwards to the nearest thousandth, i.e., 0.01). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded exercise ratio. However, because the Warrants may only result in the delivery of a whole number of shares, fractional entitlements will be settled as specified below in paragraph “Treatment of fractional entitlements”.

(a)	In the event of a financial transaction with listed preferential subscription rights, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the relevant transaction by the following ratio:

Price of the shares after detachment of preferential subscription rights + Price of the preferential subscription rights
Price of the shares after detachment of preferential subscription rights

For the calculation of this ratio, the prices of the shares after detachment of the preferential subscription right and of the preferential subscription rights will be equal to the arithmetic mean of the opening prices quoted on Euronext Paris as reported by Bloomberg L.P. (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the Company’s shares or the preferential subscription rights are listed) during all trading days included in the subscription period during which the Shares and the subscriptions rights are simultaneously listed. If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg and/or in France.

(b)	In the event of financial transactions involving a free distribution of listed subscription warrants to the shareholders with the corresponding ability to sell the securities resulting from the exercise of warrants that were unexercised by their holders at the end of the subscription period open to them, the new exercise ratio will be equal to the product of the exercise ratio in effect prior to commencement of the relevant transaction and the following ratio:

Price of the shares after detachment of warrants + Price of the warrants
Price of the shares after detachment of the warrants

For purposes of the calculation of this ratio:

-	the price of the shares after detachment of the warrant will be equal to the volume-weighted average of (i) the share prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the shares are listed) on each trading day (jour de bourse) during the subscription period, and (ii) (a) the sale price of the securities sold in connection with the offering, if they are fungible with the Company’s existing shares, applying the volume of shares sold in the offer to the sale price, or (b) the Company’s share price quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the shares and warrants are both listed) on the date the sale price of the securities sold in the offering is set if such securities are not fungible with the Company’s existing shares. If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg and/or in France;

-	the price of the warrants will be determined on the basis of the volume-weighted average of (i) the prices of the warrants quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other regulated or similar market on which the warrants are listed) on each trading day (jour de bourse) during the subscription period, and (ii) the warrant’s implicit value resulting from the sale price of the shares sold in the offering - which is the difference (if positive), adjusted for the exercise ratio of the warrants, between the sale price of securities sold in the offering and the subscription price of the securities - applying to this determined price the volume corresponding to warrants exercised to allocate the securities sold in the offering. If the warrants are not listed, the price of the warrants shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least shall have an office in Luxembourg and/or in France.

(c)	In the event of a distribution of free shares to shareholders, or a share split or reverse share split, the exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Number of shares included in share capital after the transaction
Number of shares included in share capital before the transaction

(d)	In the event of a capital increase by incorporation of reserves, profits or premiums, achieved by increasing the par value of the Company’s shares, the par value of the shares that the holders may obtain upon exercise of their Warrants will be increased accordingly.

(e)	In the event of a distribution of reserves or share premium in cash or in kind, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before distribution
Share price before distribution – Amount distributed per share or the value of the securities or assets distributed per share

For purposes of the calculation of this ratio:

-	the share price before the distribution will be equal to the daily volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market on which the shares are listed) during the three trading days (jours de bourse) preceding the date on which the Company’s shares are traded ex-distribution;

-	if the distribution is carried out in-kind:

•	in the event of a distribution of securities that are already listed on a regulated or similar market, the price of the distributed securities will be determined as provided above;

•	in the event of a distribution of securities that are not yet listed on a regulated or similar market, the price of the distributed securities will be equal, if they are expected to be listed on a regulated or similar market within ten trading days (jours de bourse) following the date on which the shares of the Company are listed ex-distribution, to the volume-weighted average price of the distributed securities quoted on such market for the first three trading days (jours de bourse) included in this period during which such securities are listed; and

•	in other cases (distributed securities not listed on a regulated or similar market or listed for less than three trading days (jours de bourse) within the above-mentioned ten day trading period, or in the case of a distribution of assets), the price of the securities or assets distributed per share will be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg and/or in France.

In the event of a free distribution to the Company’s shareholders of securities other than shares of the Company the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Price of the share ex-free distribution right + Price of the securities allotted with respect to each share
Price of the share ex-free distribution right

For purposes of the calculation of this ratio:

the price of the share ex-free distribution right will be determined on the basis of the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market on which the shares ex-free distribution rights are listed) of the shares ex-free distribution rights during the first three trading days (jours de bourse) following the date on which the Company shares are traded ex-free distribution right; If the shares are not listed anymore, the price of the shares shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg and/or in France. and

•	if the securities distributed are listed or may be listed on Euronext Paris (or, in the absence of a listing on Euronext Paris, on another regulated or similar market), over the 10 trading days (jours de bourse) period beginning on the date on which the shares are traded ex-distribution, the value of the security or securities distributed per share will be equal to the volume-weighted average price of such securities on such market during the first three trading days (jours de bourse) (inclusive) in such period during which the securities are listed. In the absence of a listing for the securities during each of these three trading days(jours de bourse), the value of the security or securities distributed per share will be determined by an internationally recognised expert chosen by the Company and acceptable for the Subscriber and which expert shall at least have an office in Luxembourg and/or in France.

(f)	In the event that the Company is merged into another company (fusion par absorption) or is merged with one or more companies forming a new company (fusion par création d’une nouvelle société) or is spin-off (scission), the Warrants will give right to allotment of shares of the merged or new company or of the beneficiary companies of such spin-off.

The new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the exchange ratio of shares in the Company to the shares of the acquiring or new company or the beneficiary companies of a spin-off. These companies will be automatically substituted for the Company with respect to its obligations towards the holders of the Warrants.

(g)	In the event of a repurchase by the Company of its own shares at a price higher than the market price (except for buyback made pursuant to article L.22-10-62 al. 2 of the French Commercial Code), the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the repurchase by the following ratio:

Share price x (1-Pc%)
Share price – Pc% x Repurchase price

For purposes of this calculation:

•	“Share price” means the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the repurchase (or the repurchase option);

•	“Pc%” means the percentage of share capital repurchased; and

•	“Repurchase price” means the actual price at which any shares are repurchased.

(h)	In the event the Company changes its profit distribution and/or creates preferred shares, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before the modification
Share price before the modification – Reduction per share of the right to profit distributions

For purposes of the calculation of this ratio:

•	the share price before the modification will be determined by the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the date of the modification. If the shares are not listed anymore, the price of the shares before the modification shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg and/or in France.

•	the reduction per share of the right to profit distributions will be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg and/or in France.

Notwithstanding the foregoing, if such preferred shares are issued with preferential subscription rights maintained or by way of a free distribution of warrants to purchase such preferred shares, the new exercise ratio will be adjusted pursuant to paragraphs (a) or (e) above.

In the event that preference shares are created which do not modify the Company’s profit distribution, any adjustment to the exercise ratio will be determined, if necessary, by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg and/or in France.

(i)	In the event of a redemption of share capital, the new exercise ratio will be determined by multiplying the exercise ratio in effect prior to the commencement of the relevant transaction by the following ratio:

Share price before redemption
Share price before redemption – Amount of the redemption per share

For purposes of calculating this ratio, the share price before redemption will be equal to the volume-weighted average price of the Company’s shares quoted on Euronext Paris (or, if the shares are not listed on Euronext Paris, on another regulated or similar market on which the shares are listed) during the last three trading days (jours de bourse) preceding the date on which the shares are traded ex-redemption. If the shares are not listed anymore, the price of the shares before redemption shall be determined by an internationally recognised independent expert chosen by the Company and acceptable for the Subscriber and which expert shall have at least an office in Luxembourg and/or in France.

Other adjustments:

In the event that the Company carries out transactions for which an adjustment was not made under paragraphs (a) to (j) above and where further legislation or regulation require an adjustment in the event of subsequent legislation or regulations modify the adjustments referred to in paragraphs (a) to (j) above, the Company will proceed with the adjustment in accordance with legislative or regulatory provisions and usual practices on the French market.

Part 5

Definition of EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)	in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”).

For the purposes of paragraphs (a) to (c) above,

(i)	“available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Subscriber; and

(ii)	“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Subscriber on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Subscriber.

If such Screen Rate is not so published, the Subscriber shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Subscriber, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Subscriber, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period.

The Subscriber shall inform the Borrower without delay of the quotations received by the Subscriber.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Subscriber) in respect of EURIBOR, the Subscriber may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Subscriber to be the all-inclusive cost to the Subscriber for the funding of the relevant Tranche based upon the then applicable internally generated Subscriber reference rate or an alternative rate determination method reasonably determined by the Subscriber.

Schedule 6.2.2
Form of transfer confirmation

We, Société Générale Securities Services, acting in our capacity as registrar (the “Registrar”) of Inventiva S.A. a société anonyme à conseil d’administration organised under French law, having its registered office at 50, rue de Dijon, 21121 Daix, France, registered with the Trade and Companies Register of Dijon under number 537 530 255 (the “Company”), hereby certify that:

•	all the Tranche A Warrants, i.e., 2,266,023 Tranche A Warrants, and 700,000 Tranche B Warrants out of the 3,144,654 Tranche B Warrants issued in favor of the European Investment Bank (the "Repurchased EIB Warrants" as defined in the Master Agreement) have been duly transferred to the Company; and

•	following such transfer and in accordance with the relevant provisions of the Master Agreement, the Repurchased EIB Warrants have been cancelled and removed from the register of securities maintained by the Registrar on behalf of the Company.

Accordingly, as of the date hereof, the Repurchased EIB Warrants are no longer outstanding and are not recorded in the Company’s securities register.

This certificate is issued for the purpose of the Master Agreement dated 1 June 2026 and may be relied upon by the relevant parties in connection therewith.

Date: [●]

For and on behalf of

Société Générale Securities Services,

in its capacity as Registrar

Name:
Title:
Signature:

Schedule 8.1
Warranties of the Company

1	Enforceability of the Agreement

1.1	The Company:

(b)	has the right, power and authority to enter into and perform its obligations under this Agreement and the other documents to be executed by it pursuant to this Agreement; and

(c)	has obtained all necessary authorisations, consents and approvals to authorise the execution of, and performance by it of, its obligations under the Agreement, except for the issuance of the New EIB Warrants which will require the EGM Approval.

1.2	This Agreement constitutes obligations binding on the Company in accordance with its terms.

1.3	Except as expressly provided for in this Agreement, no approval, waiver, registration, consultation or notification is required to be obtained or made by the Company in connection with the execution, performance or enforceability of the Agreement entered into or to be entered into by it.

1.4	Neither the execution by the Company of the Agreement and the other documents to be executed by it pursuant to this Agreement nor the performance by the Company of any of its obligations under the Agreement violates or conflicts or will violate or conflict with:

(a)	any provision of its constitutional documents;

(b)	any law or regulation to which the Company is subject;

(c)	any provision in an agreement or instrument which is binding on it; or

(d)	any order or judgement of a court, tribunal or governmental or regulatory body which is binding on it.

2	Existence of the Company - Share capital

2.1	The Company is properly incorporated and validly existing under the laws of France and its Subsidiaries are properly incorporated and validly existing under the laws of the respective countries in which they are incorporated. The Company and its Subsidiaries have all requisite corporate powers and authority to own their assets and to conduct the business carried on by them.

2.2	The Company is not insolvent nor unable to pay its debts as they fall due (en état de cessation des paiements), nor is subject to any proceedings in relation to any compromise or arrangements with creditors or any winding up, bankruptcy or other insolvency proceedings, including any proceedings with a view to the prevention or resolution of business difficulties, nor to any judgment or dissolution, liquidation, bankruptcy or receivership.

2.3	The Existing Shares, which comprise the whole of the issued share capital of the Company as at the Execution Date (excluding any new shares of the Company which may be issued upon the exercise of outstanding stock options, warrants, bons de souscription de parts de créateur d'entreprise (BSPCE), pre-funded warrants (PFW) or upon the definitive acquisition of free shares granted to employees of the Company or investors or shareholders of the Company), have been properly issued and credited to the shareholders' account and are fully paid or credited as fully paid. As of today, the share capital of the Company is listed on the regulated market of Euronext in Paris (ISIN: FR0013233012) and American Depositary Shares issued in relation to the shares issued by the Company are registered with the Nasdaq market. The New EIB Warrants will be free of any Encumbrances, including the pre-emptive rights of the Company’s shareholders.

2.4	As of the Execution Date, the Completion Date and the New EIB Warrants Issuance Date, the ordinary shares are the only class of shares issued by the Company.

2.5	As of the New EIB Warrants Issuance Date, the New EIB Warrants shall have been properly issued and credited to the Bank’s securityholder’s account.

2.6	The Company is not at present undertaking any re-organisation or merger or exchange of its Shares with or contribution of its Shares to any other company or otherwise changing its capital structure, except for the transactions that are mentioned in this Agreement.

3	Sanctions

3.1	No funds invested in the Company or in a Subsidiary are of illicit origin, including products of money laundering or linked to the financing of terrorism. The origin and source of the funds used by the Company to satisfy its payments obligations under the transactions contemplated in this Agreement (including the Completion Payments) is legal and does not come from an activity that is contrary to applicable laws relating to the fight against money laundering, financing of terrorism and Sanctions regulations and the Company is in compliance with all such applicable Laws. The Company shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds.

3.2	The Company shall not, directly or indirectly:

(a)	enter into a business relationship with, and/or make any funds and/or economic resources available to, or for the benefit of, any Sanctioned Person, or

(b)	use all or part of the proceeds of the Bank’s investment in the Company or lend, contribute or otherwise make available such proceeds to any person in any manner that would result in a breach by itself and/or by the Bank of any Sanctions; or

(c)	fund all or part of any payment to the Bank in connection with the Bank’s investment in the Company out of proceeds derived from activities or businesses with a Sanctioned Person, a person in breach of the Sanctions or in any manner that would result in a breach by itself and/or by the Bank of any Sanctions.

3.3	The Company and its Subsidiaries are in compliance with all applicable European Union and national legislation, regarding Illegal Activities.

3.4	The Company and its Subsidiaries are not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Company and its Subsidiaries.

3.5	The Company is not a Sanctioned Person and is not in breach of any Sanctions.

4	Public disclosure

The Company complies with French and European Union securities legislation and regulations, including MAR, applicable to it in relation to the disclosure of information as of the date of its public disclosure or the date it should have been disclosed to the public, as applicable.